EXHIBIT 10.1

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the

Securities and Exchange Commission pursuant to a Confidential Treatment Request

Filed with the Commission.

LAUNCH SERVICES AGREEMENT

FOR THE LAUNCHING INTO

GEOSTATIONARY TRANSFER ORBIT

OF THE SPACEWAY-3 SATELLITE

BY AN ARIANE 5 LAUNCH VEHICLE

Commercial in Confidence

LAUNCH SERVICES AGREEMENT

This Launch Services Agreement is entered into

BY AND BETWEEN

Hughes Networks Systems, LLC, hereinafter referred to as “CUSTOMER”, a company duly organized and validly existing under the laws of the State of Maryland, with principal offices located at 11717 Exploration Lane, Germantown, MD 20876 USA,

On the one hand

AND

ARIANESPACE, a company organized under the laws of France with principal offices located at Boulevard de l’Europe, 91000 EVRY, France, hereinafter referred to as “ARIANESPACE”,

On the other hand

Commercial in Confidence

CONTENTS

PART I

TERMS AND CONDITIONS

Commercial in Confidence

PART II

A N N E X E S

ANNEX 1	Part 1	LAUNCH SPECIFICATIONS

	Part 2	ARIANESPACE TECHNICAL COMMITMENTS

	Part 3	CUSTOMER’S TECHNICAL COMMITMENTS

	Part 4	DOCUMENTATION AND REVIEWS

	Part 5	GENERAL RANGE SUPPORT (GRS) AND OPTIONAL SERVICES

ANNEX 2	ESA - ARIANESPACE CONVENTION (EXTRACT)

Commercial in Confidence

P A R T I

T E R M S    A N D    C O N D I T I O N S

Commercial in Confidence

RECITALS

WHEREAS	CUSTOMER has approached ARIANESPACE with a view to launching the SPACEWAY-3 Satellite using an ARIANE Launch Vehicle, and

WHEREAS	ARIANESPACE has proposed to CUSTOMER either a Dedicated Launch or a Double Launch, and

WHEREAS	CUSTOMER has selected a Double Launch, being aware of the particular constraints involved in such a Launch, and

WHEREAS

CUSTOMER and ARIANESPACE, aware of the constraints and risks involved in any Launch operation and of the complex nature of the technologies involved, have reached an agreement in accordance with the terms and conditions set forth herein,

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Commercial in Confidence

ARTICLE    1  -    DEFINITIONS

In this Agreement capitalized terms shall have the meanings set forth in this Article:

Affiliate means any entity Controlled by or under common Control with the CUSTOMER

Agreement means this Agreement as defined in Article 3 hereof.

Associated Services means those supplementary launch services specified in Sub-paragraphs 4.1.2. and 4.1.3. hereof.

Associates means any individual or legal entity, whether organized under public or private law, who or which shall act, directly or indirectly, on behalf of or at the direction of either Party to this Agreement or on behalf of the Third Party Customer(s) of ARIANESPACE, to fulfill the obligation undertaken by such Party pursuant to this Agreement or by the Third Party Customer(s) of ARIANESPACE including without limitation, any employee, officer, agent of either Party, and of the Third Party Customer(s) of ARIANESPACE, and their respective contractors, subcontractors and suppliers at any tier.

For the purpose of the definition of Third Party and Article 14:

a)

any individual or legal entity governed by private or public law that has directed ARIANESPACE to proceed with the Launch or has any interest in the Launch, including without limitation, a legal interest in the Launch Vehicle shall be deemed to be an Associate of ARIANESPACE

b)

any individual or legal entity governed by private or public law that has directed CUSTOMER to proceed with the Launch, or has any interest in the Satellite to be launched, including without limitation, insurers, any person or entity to whom CUSTOMER has sold or leased , directly or indirectly, or otherwise agreed to provide any portion of the Satellite or Satellite service shall be deemed to be an Associate of CUSTOMER;

c)

any individual or legal entity governed by private or public law, that has directed the Third Party Customer(s) of ARIANESPACE to proceed with the launch, or has any interest in the satellite(s) of the Third Party Customer(s) to be launched, including without limitation, insurers, any person or entity to whom the Third Party Customer(s) has sold or leased , directly or indirectly, or otherwise agreed to provide any portion of the satellite or satellite service shall be deemed to be an Associate of Third Party Customer(s) of ARIANESPACE.

Base Rate means the Chase Manhattan Bank (N.Y.) prime rate plus [***] ([***]) [***]for any amount expressed in U.S. dollars, or the three (3) month EURIBOR plus [***] ([***]) [***] for any amount expressed in Euros

Commercial Insurance Market means the providers of insurance or reinsurance for first party space-related risks on a regular basis that are not affiliated with or controlled directly or indirectly by CUSTOMER.

Control (or Controlling or Controlled by) means direct or indirect ownership of over fifty percent (50%) of the issued shared capital of an entity.

Commercial in Confidence

Dedicated Launch means a Launch the only payload of which is CUSTOMER’s Satellite.

Deviation means non-compliance with the specifications included in the D.C.I. (Document de Contrôle des Interfaces / Interface Control Document, including its reference documents, applicable documents and annexes) with respect to:

a)

the performance of the various systems of the Launch Vehicle; and/or the environmental conditions to which the Satellite was subjected during the period from the instant when the Launch occurred until the instant when the activation of either the propulsion and/or orientation systems of the Satellite should have occurred; and/or

b)	the behaviour of the satellite of a Third Party Customer(s) of ARIANESPACE from the instant when the Launch occurred until the earlier of the following :

-	the instant when the propulsion and/or orientation systems of the satellite of the Third Party Customer(s) of ARIANESPACE are activated, or

-	the instant when the activation of either the propulsion and/or orientation systems of the Satellite should have occurred.

Double Launch means a Launch with two satellites including the Satellite supplied by CUSTOMER.

Events of Force Majeure means events beyond the reasonable control of a Party or its Associates that impede the execution of the obligations of such Party or its Associates, provided such difficulties may not be overcome using efforts which may reasonably be expected of the affected Party or its affected Associates under the circumstances, such as but not limited to explosions, fires, earthquakes, floods, bad weather and other Acts of God, wars, whether or not declared, social uprisings, strikes, lock-outs and other labour problems, governmental or administrative measures.

Guarantee Amount means [***]% of the Launch Services price established in accordance with the Paragraph 8.1 of Article 8 of this Agreement, converted in Euros (€) at the Euro exchange rate prevailing at the effective date of the Agreement.

L means the first day of the most recently agreed Launch Period or Launch Slot (except for the purpose of Article 10.1.1 of this Agreement where L shall mean the Launch Day).

Launch or Launching means the order of ignition of solid propellant booster(s) if such event follows ignition of the Vulcain engine of the Launch Vehicle that has been integrated with the Satellite(s) supplied by CUSTOMER and with other satellite(s) supplied by (a) Third Party Customer(s) of ARIANESPACE.

Launch Abort means the launch operations of the Launch Vehicle that has been integrated with the Satellite supplied by CUSTOMER and with other satellite(s) supplied by (a) Third Party Customer(s) of ARIANESPACE with subsequent ignition of the Vulcain engine without the Launch occurring.

Launch Base means the ARIANE launch base in Kourou, French Guiana, including all its facilities and equipment.

Launch Day or Day means a calendar day (established for the Launch pursuant to this Agreement) within the Launch Slot during which the Launch Window is open.

Launch Failure means:

a)

that the Satellite is destroyed or lost during the period extending from the instant when the Launch occurred and the instant when the Satellite is separated from the Launch Vehicle, or if such Satellite cannot be separated from the Launch Vehicle; or

b)

the occurrence due to a Deviation of a reduction, expressed as a percentage, of more than the Launch Failure Factor (“LFF”) of the operational capability of the Satellite for CUSTOMER’s intended communication purposes, using reasonable business judgment.

Commercial in Confidence

Where LFF is the percentage specified in the insurance policy procured by CUSTOMER on the Commercial Insurance Market to define a constructive total loss providing for the payment of the full amount of insurance with application of the determination mode of the degradation factor as provided for in the second section of the definition of the term “Loss Quantum”.

If CUSTOMER does not procure any insurance policy on the Commercial Insurance Market, the constructive total loss percentage prevailing on the Commercial Insurance Market at L minus (-) THREE (3) months based on ARIANESPACE insurance Broker written statement shall apply.

Launch Opportunity means the availability to CUSTOMER of a Satellite position within a Launch Period or Launch Slot for a Launch on a Launch Vehicle on which the other allocated satellite(s) have a launch mission and a satellite mission compatible with that of CUSTOMER(‘s) Satellite(s) in accordance with Part 1 of Annex 1 to this Agreement. Such availability is linked to the time required to complete the mission analysis studies and to select the Launch Vehicle/Satellite configuration.

Launch Period or Period means [***].

Launch Risk Guarantee (LRG) means the guarantee available to CUSTOMER under Paragraph 4.3 of Article 4 of this Agreement if CUSTOMER exercises the Reflight Option.

Launch Services means the services to be provided by ARIANESPACE as specified in (i) Part 2 and Sub-paragraph 1.1 of Part 4 of Annex 1 to this Agreement and (ii) Paragraph 4.3.

Launch Slot or Slot means a period of ONE (1) calendar month within a Launch Period with daily Launch Window possibilities.

Launch Time means the instant, within the Launch Window, that the ignition of the first stage engine(s) is scheduled to take place, as defined in hours, minutes and seconds (GMT Universal Time). The initial Launch Time shall commence immediately upon the opening of the Launch Window.

Launch Vehicle means the ARIANE 5 vehicle belonging to the ARIANE family chosen by ARIANESPACE to perform the Launch.

Launch Mission means the mission assigned to the ARIANE Launch Vehicle as defined in Part 1 of Annex 1 to this Agreement.

Launch Window means a time period as defined in Sub-paragraph 2.3 of Part 1 of Annex 1 to this Agreement.

Loss Quantum means the degradation factor of the Satellite resulting from the application of determination mode as mutually agreed in good faith by the Parties on or prior to L minus (-) THREE (3) months based on a CUSTOMER’s written proposal;

provided, that, if CUSTOMER has taken out, either in insurance or in reinsurance, on the Commercial Insurance Market for at least EIGHTY PER CENT (80%) of the amount insured, one or more policy(ies) of launch insurance, the determination mode of the loss quantum provided for in the insurance policy with the higher cover, as delivered by CUSTOMER to ARIANESPACE on or prior to L (-) minus THREE (3) months, shall apply. If a different determination mode is further agreed with the Commercial Insurance Market, for that policy with higher cover, this new determination mode shall consequently apply; it being understood that CUSTOMER shall promptly inform ARIANESPACE, and in any event before the Launch has occurred of any change.

Partial Failure means the occurrence due to a Deviation of a reduction of more than a percentage defined as the Partial Failure Factor (“PFF”) but not more than LFF of the operational capability of the Satellite for CUSTOMER’s intended communication purposes, using reasonable business judgment.

Commercial in Confidence

Where PFF is TWENTY PERCENT (20%), unless CUSTOMER procures on the Commercial Insurance Market a policy of launch insurance with consequent application of the determination mode of the degradation factor as provided for in the definition of the term “Loss Quantum”, in which case PFF shall mean the percentage specified in that insurance policy to define a partial loss. Said reduction of the operational capability shall be determined by using the Loss Quantum.

Party or Parties means CUSTOMER or ARIANESPACE or both according to the context in which the term is used.

Postlaunch Services means (i) the reports and range services as specified in Parts 2, 4 and 5 of Annex 1 to this Agreement that are to be provided to CUSTOMER by ARIANESPACE after the Launch, and (ii) the services provided for in Paragraph 4.3 hereof if the Reflight Option is exercised.

Reflight means a Replacement Launch under Paragraph 4.3 of Article 4 of this Agreement.

Reflight Option means the option available to CUSTOMER for (i) a Reflight if the Launch Mission results in a Launch Failure, or (ii) a payment if the Launch Mission results in a Partial Failure, as determined under Paragraph 4.3.2 of Article 4 to this Agreement subject to the conditions specified therein.

Replacement Launch means a Launch subject to Article 13 hereof, subsequent to a previous Launch that, for any reason whatsoever, has not accomplished the Launch Mission or the Satellite Mission.

Satellite (referred to as Spacecraft in Annex 1 to this Agreement) means a spacecraft supplied by CUSTOMER that is compatible with the Launch Vehicle and the Launch Mission, and that meets the specifications set forth in Part 1 of Annex 1 to this Agreement.

Satellite Mission means the mission assigned to the Satellite by CUSTOMER after separation from the Launch Vehicle.

Services means any and all services to be provided by ARIANESPACE under this Agreement.

Third Party means any individual or legal entity other than the Parties, Third Party Customer(s) of ARIANESPACE and the Associates of each of the foregoing.

Third Party Customer(s) of ARIANESPACE means other customer(s) of ARIANESPACE that use(s) ARIANESPACE’s launch services for the same Launch as CUSTOMER.

U.S. Export Authorization means the Technical Assistance Agreement issued by the United States Department of State, Directorate of Defense Trade Controls, for purposes of permitting exchanges of technical data and related defense services between the Satellite manufacturer and ARIANESPACE with respect to the interface design, development and integration of the Satellite to the Launch Vehicle.

Commercial in Confidence

ARTICLE  2  -    SUBJECT OF THE AGREEMENT

The subject of this Agreement is the Launch of a Satellite supplied by CUSTOMER at the Launch Base for the purpose of accomplishing the Launch Mission in accordance with the terms and conditions of this Agreement.

Commercial in Confidence

ARTICLE  3  -    CONTRACTUAL DOCUMENTS

3.1	This Agreement consists of the following documents, which are contractually binding between the Parties:

1)	Terms and Conditions

2)	Launch Specifications (Part 1 of Annex 1)

3)	ARIANESPACE Technical Commitments (Part 2 of Annex 1)

4)	CUSTOMER’s Technical Commitments (Part 3 of Annex 1)

5)	Documentation and reviews (Part 4 of Annex 1)

6)	General Range Support (GRS) and Optional Services (Part 5 of Annex 1)

7)	ESA-ARIANESPACE Convention (Extract) (Annex 2)

3.2

In the event of any conflict or inconsistency among the provisions of the various parts of this Agreement, including the Annexes, such conflict or inconsistency shall be resolved by giving precedence to the Terms and Conditions, without consideration of the Annexes, then to the Annexes without order of preference, and then to any documents referred to and thereby incorporated into the said Annexes. All of the Agreement documents shall be read so as to be consistent to the extent practicable.

Commercial in Confidence

ARTICLE  4  -    ARIANESPACE’S SERVICES

4.1	ARIANESPACE shall perform the Services under this Agreement including:

4.1.1	Launch Services.

4.1.2

Associated Services ordered by CUSTOMER as set forth in this Agreement, and as defined in Paragraph 1 (“General Range Support”) and Paragraph 2 (“Options Ordered by the CUSTOMER”) of Part 5 of Annex 1 to this Agreement, in accordance with the conditions as specified therein.

4.1.3

Subject to any additional orders of CUSTOMER, one or more of the services as set forth in (i) Paragraph 3 (“Additional Options Available to the CUSTOMER”) of Part 5 of Annex 1 to this Agreement, (ii) the latest issue of the User’s Manual (M.U.A.) in effect on the date of the corresponding order of CUSTOMER, in accordance with the then applicable conditions and any other services ordered by CUSTOMER and accepted by ARIANESPACE.

4.2

Launch Services, except for Postlaunch Services, shall be deemed to be completed by ARIANESPACE when the Launch has taken place. In the event that, for any reason whatsoever, a Launch Abort occurs, ARIANESPACE shall postpone the Launch in accordance with the conditions set forth in Article 11 of this Agreement.

4.3	Reflight

4.3.1	CUSTOMER shall have the right to exercise the Reflight Option by written request received by ARIANESPACE within SIXTY (60) days following the effective date of this Agreement.

4.3.2	In the event CUSTOMER has elected the Reflight Option and the Launch Mission results in a:

4.3.2.1

Launch Failure, ARIANESPACE shall perform a Reflight, in accordance with the provisions of this Agreement, provided that no further payment by CUSTOMER to ARIANESPACE shall be due for the provision of (i) Launch Services for the Launch of a replacement Satellite on condition that the maximum mass of such Satellite is equal to the mass of the initial Satellite, and (ii) such Associated Services as are retained by CUSTOMER as of the date of execution of this Agreement, except as provided for in Paragraph 8.2 of Article 8 of this Agreement, in case of postponement.

4.3.2.2

Partial Failure, ARIANESPACE shall pay to CUSTOMER an amount as obtained by multiplying the Guarantee Amount by the Loss Quantum. The resulting amount will be subject to a deductible equal to PFF of the Guarantee Amount provided for the launching, in accordance with the following formula :

        (Guarantee Amount x Loss Quantum) minus deductible.

Notwithstanding the foregoing, if the insurance policy taken out by CUSTOMER (i) provides for a deductible higher or lower than PFF, such deductible as provided for in the said insurance policy shall apply, or (ii) does not provide for a deductible, no deductible shall apply.

Commercial in Confidence

4.3.3

Any amount due by ARIANESPACE to CUSTOMER under Sub-paragraph 4.3.2 above shall be paid within the FORTY-FIVE (45) day period following the date when the Parties have agreed on the occurrence of the Launch Failure or the Partial Failure and the corresponding Loss Quantum, provided CUSTOMER has paid all amounts due and payable by it under this Agreement. ARIANESPACE shall pay the CUSTOMER interest on any late or delayed payment of the foregoing sum at the Base Rate from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days.

4.3.4

The implementation of Sub-paragraph 4.3.2 above shall not imply any transfer of title to the Satellite to ARIANESPACE. In case of Launch Failure or Partial Failure, the rights of ARIANESPACE shall be the same of those of any entity(ies) who cover risks related to the launch of the Satellite. Specially and not limitatively, in circumstances where salvage can be performed, ARIANESPACE will be entitled to a share in any salvage value remaining in any portion of the Satellite for which a Reflight has been performed or a cash payment has been due and paid by ARIANESPACE to CUSTOMER and the Parties will negotiate the disposition of the Satellite if, in connection with a Launch Failure, transfer of title has been requested.

4.3.5

In the event that, after application of Sub-paragraph 4.3.2 above due to a Launch Failure, the Satellite is placed into commercial operation and/or is sold, leased or otherwise transferred, ARIANESPACE shall be entitled to a share of any resulting revenues and/or payments, as shall be negotiated and agreed upon promptly, taking into account the specific details and circumstances of such commercial operation, but in no case shall any shared amount exceed the Guarantee Amount.

4.3.6	There shall not be any cover for Launch Failure or Partial Failure and consequently the provisions of Paragraph 4.3 above shall not apply, in any of the following cases :

4.3.6.1

If CUSTOMER does not notify in writing ARIANESPACE of any event that would entitle CUSTOMER to any right under Sub-paragraph 4.3.2 above before the first to occur of any of the THREE (3) following events;

(i) the day the Satellite is put into commercial operation,

(ii) the SIXTIETH (60th) following the date of station acquisition of the Satellite,

(iii) the ONE HUNDRETH (100th) day at zero hour following the date of the Launch.

Notwithstanding the foregoing, an extension of the periods hereabove can be obtained upon request from CUSTOMER if both of the following conditions occur :

(a)

the launching does not conform to the specifications of the D.C.I. and the Satellite reached its final positioning such that it cannot be determined that a Launch Failure or Partial Failure has occurred and;

(b)	CUSTOMER’s request for extension is received before the first of the THREE (3) events specified above.

In no event shall such extension extend beyond the ONE HUNDRED EIGHTIETH (180th) day following the date of the Launch.

Commercial in Confidence

and/or

4.3.6.2	if the Launch Failure or the Partial Failure is caused by, or results from one or more of the following events:

A

war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by (a) any government or sovereign power (de jure or de facto), or (b) any authority maintaining or using a military, naval or air force, or (c) a military, naval or air force, or (d) any agent of any such government, power, authority or force;

B	any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

C

insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government authority in hindering, combating or defending against such an occurrence whether there be a declaration of war or not;

D	confiscation by order of any government or governmental authority or agent (whether secret or otherwise), or public authority;

E	nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

F

willful or intentional acts of CUSTOMER designed to cause loss or failure of the Satellite, provided that this exclusion shall not apply to actions of any employees of the CUSTOMER while acting outside of their authorized responsibilities, or without the knowledge of the CUSTOMER;

G	electromagnetic or radio frequency interference, except for physical damage to the Satellite resulting from such interference and except for interference naturally occurring in the space environment;

H	any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional; or

I

any unlawful seizure or wrongful exercise of control of the Satellite made by any person or persons acting for political or terrorist purposes whether the loss or damage resulting therefrom is accidental or intentional.

Commercial in Confidence

ARTICLE 5  -    CUSTOMER’S TECHNICAL COMMITMENTS

5.1

CUSTOMER, subject to applicable laws and the necessary U.S. Export Authorization, shall fulfill or cause an Associate to fulfill, the Technical Commitments set forth in Parts 1 and 3 of Annex 1 to this Agreement including, without limitation, delivery of the Satellite to the Launch Base within the time limits consistent with the launch schedule set forth herein.

5.2	CUSTOMER shall promptly notify ARIANESPACE in writing of any event that at the time is reasonably likely to cause a delay in the launch schedule.

Commercial in Confidence

ARTICLE 6  -    LAUNCH SCHEDULE

6.1	The Launch of the Satellite shall take place during the following Launch Period:

[***] 2007

6.2	The Launch of the Satellite shall take place during the following Launch Slot:

[***]

6.3

ARIANESPACE hereby represents, warrants and confirms to CUSTOMER, as of the effective date of the Agreement, and to the best its knowledge and information, that the Launch Vehicle and the Third Party Customer satellite will be available and transported to the Launch Base on a schedule consistent with the timely performance of the Launch within the first week of the initial Launch Slot indicated in Paragraph 6.2 above.

6.4

Based on a proposal made by ARIANESPACE, by mutual agreement of the Parties, the Launch Day within the Launch Slot shall be determined, no later than THREE (3) months prior to the first day of the Launch Slot. Without prejudice to the foregoing, it is the objective of the Parties to Launch the Satellite on or before [***].

6.5

Based on a proposal made by ARIANESPACE, by mutual agreement of the Parties, the Launch Window set forth in Sub-paragraph 2.3 of Part 1 to Annex 1 to this Agreement shall be determined no later than the Final Mission Analysis Review.

6.6

In the event that, for any reason whatsoever, the Parties fail to agree upon the Launch Slot within the applicable Launch Period, the Launch Day, or the Launch Window, ARIANESPACE shall determine said Launch Slot, Launch Day, or Launch Window taking into account the available Launch Opportunity(ies), and the requirements and respective interests of CUSTOMER and any of the Third Party Customer(s) of ARIANESPACE.

Commercial in Confidence

ARTICLE 7  -    COORDINATION BETWEEN ARIANESPACE AND CUSTOMER

7.1

CUSTOMER and ARIANESPACE each designate [***] and [***], respectively, as their program director (hereinafter “Program Director”) for purposes of coordinating the performance of each Parties’ obligations under this Agreement.

7.2	The Program Director shall supervise and coordinate the performance of the Services and the Technical Commitments of the respective Parties within the Launch schedule set forth herein.

7.3	Each Program Director shall have sufficient powers to be able to settle any technical issues that may arise during the performance of this Agreement, as well as any day-to-day management issues.

7.4	A Party may replace its Program Director by prior written notice to the other Party, signed by an authorized official, indicating the effective date of designation of the new Program Director.

Commercial in Confidence

ARTICLE 8  -    REMUNERATION

8.1	The remuneration of ARIANESPACE for the provision of Launch Services for the Launch of the Satellite of a mass of 6100 kg (without adaptor) is a firm and fixed price, as follows:

8.1.1	ONE HUNDRED FIFTEEN MILLION United States Dollars (US$ 115,000,000) (the “Firm Fixed Price”).

8.1.2

The amount mentioned in the above Sub-paragraph 8.1.1 shall be increased by the amount obtained by multiplying the price set forth in the above Sub-paragraph 8.1.1 by [***] ([***]%), if CUSTOMER exercises the Reflight Option.

8.1.3

Notwithstanding anything to the contrary, and provided that no postponement of the Launch Period, Launch Slot or Launch Day shall have been requested by CUSTOMER, should ARIANESPACE not perform the Launch on or prior to [***], for any reason whatsoever, CUSTOMER shall be entitled to a refund of the Firm Fixed Price computed as follows: [***].

The total refund granted by ARIANESPACE to CUSTOMER pursuant to the provisions of this Subparagraph 8.1.3 of Article 8, once determined, shall be paid by ARIANESPACE to CUSTOMER within [***] ([***]) days from ARIANESPACE receiving the relevant notice from CUSTOMER. ARIANESPACE shall pay the CUSTOMER interest on any late or delayed payment of the foregoing sum at the Base Rate from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days.

8.1.4	Notwithstanding Subparagraph 8.1.3 above, no discount shall be payable by ARIANESPACE to CUSTOMER, should ARIANESPACE not be able to meet the [***] Launch Date for any of the following reasons:

(a)	Any damage caused by CUSTOMER and/or its Associates to the physical property of ARIANESPACE and/or the physical property its Associates, and/or

(ii)	any bodily injury (including death) caused by CUSTOMER and/or its Associates to ARIANESPACE and/or its Associates.

8.2

The firm fixed price, if any, for Associated Services assumes, that the Launch will be performed by [***]. Should the Launch Period or Launch Slot assigned to CUSTOMER under Article 11 of this Agreement extend beyond [***], the then catalogue price for the relevant year will apply to such Associated Services that will not have been performed by the date of request for any postponement, and that would have to be performed again as a consequence of any Launch postponement. The same shall apply mutatis mutandis for a Reflight.

8.3	All prices, expenses, and charges set forth in this Agreement shall be inclusive of all taxes and other duties of any French tax authority.

Commercial in Confidence

ARTICLE 9  -    PRICE ESCALATION FORMULA

(NOT APPLICABLE)

Commercial in Confidence

ARTICLE    10  -  PAYMENT FOR SERVICES

10.1	Payment of the remuneration under Paragraph 8.1 of Article 8 of this Agreement shall be made in accordance with the following payment schedule :

10.1.1

DATE	Percentage of the portion of the Launch Services price referred to in Sub- paragraph 8.1.1 of Article 8 of this Agreement
[***] [***] [***]	[***]% [***]% [***]%

10.1.2	The price of the Reflight Option shall be paid in accordance with the following payment schedule:

DATE	Percentage of the price of the Reflight Option referred to in Sub-paragraph 8.1.2 of Article 8 of this Agreement
[***]	[***]%

10.2	Payment for Associated Services

10.2.1

Payment for Associated Services ordered by CUSTOMER under Part 5 of Annex 1 to this Agreement, for which a firm fixed price has been established, shall be due as of the date set forth in said Paragraph.

10.2.2

Payment for Associated Services ordered by CUSTOMER under Part 5 of Annex 1 to this Agreement, for which no total firm fixed price can be determined in advance, shall be due on the date on which CUSTOMER terminates use of the relevant Associated Services.

10.3	Terms and Conditions of Payment/ARIANESPACE’s Invoices

10.3.1

Where this Agreement determines a precise payment date, payment has to be made at such date or within THIRTY (30) days from receipt of ARIANESPACE’s corresponding invoice, whichever is later, except for the first payment provided in Sub-paragraph 10.1.1 of Article 10 of this Agreement, for which invoice will be presented on the date of execution of this Agreement and paid within TEN (10) days thereof.

10.3.2

Where the Agreement does not determine a precise payment date, payment has to be made at the date when payment becomes due or within THIRTY (30) days of receipt of ARIANESPACE corresponding invoice, whichever is later.

10.3.3	ARIANESPACE invoices shall be drawn up in THREE (3) copies (one original and two copies) and sent to the same address as specified herein for notices to

Commercial in Confidence

CUSTOMER under Section 20.2, or to such other address as CUSTOMER may notify ARIANESPACE in writing.

The method for calculating the amount of each invoice shall be shown clearly.

10.3.4

Payments shall be made to the account(s) designated on the relevant invoice by telegraphic bank transfer, without charge to ARIANESPACE, with telex notice from the issuing bank to the receiving bank. ARIANESPACE shall be responsible for telex expenses. The notice shall clearly state the value date to be applied and the bank through which the funds will be made available to the receiving bank or its correspondent.

Payment shall be effective as of the date on which the amount of the ARIANESPACE invoice is credited for value to the designated account(s).

10.3.5

CUSTOMER’s payment(s) shall be in the amount(s) invoiced by ARIANESPACE, and shall be made net, free and clear of any and all taxes, duties, or withholdings that may be imposed in the Country of CUSTOMER and the Country from which they are paid so that ARIANESPACE receives each such payment in its entirety as if no such tax, duty, or withholding had been made.

10.4	Late Payment

In the event of late payment, CUSTOMER whether or not due to a bona fide dispute, CUSTOMER shall pay ARIANESPACE interest on such late payment at the Base Rate per annum from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days. In the event that a bona fide dispute between the Parties is resolved in favor of the CUSTOMER, any interest paid by CUSTOMER to ARIANESPACE for late payments during the period of such bona fide dispute shall, at CUSTOMER’s discretion, be reimbursed to CUSTOMER within THIRTY (30) days from receipt by ARIANESPACE of CUSTOMER’s notice to that effect, or alternatively, shall be credited to CUSTOMER’s subsequent payment due to ARIANESPACE under this Agreement.

In the event that such late payment has not been cured by CUSTOMER within SEVEN (7) days after receipt of a written ARIANESPACE notice to such effect, ARIANESPACE shall be entitled to suspend any and all of its activities in preparation for the Launch and to reschedule the Launch under Sub-paragraph 11.3.4 of Article 11 of this Agreement.

10.5	Waiver of Deferral, Withholding or Set-off

CUSTOMER irrevocably waives any right to defer, withhold, or set-off by counterclaim or other legal or equitable claim, all or any part of any payment under this Agreement for any reason whatsoever. All payments due under this Agreement shall be made in their entirety and on the dates specified in this Agreement. Notwithstanding the foregoing, CUSTOMER may set-off any refund due to it and not paid by ARIANESPACE pursuant to Sub-paragraph 8.1.3 of ARTICLE 8 herein against any termination fee owed by CUSTOMER and payable to ARIANESPACE as provided for in Paragraph 18.2 of this Agreement.

Commercial in Confidence

ARTICLE    11  -   LAUNCH POSTPONEMENTS

11.1

Each postponement of the Launch Period, the Launch Slot, the Launch Day or the Launch Time, for whatever reason, shall, for each particular Launch under this Agreement, be governed solely by the terms and conditions provided in this Article 11. The Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to postponements that are not stated in this Article 11 or elsewhere in this Agreement.

11.2	Postponements requested by CUSTOMER

11.2.1

CUSTOMER shall have the right for any reason whatsoever to postpone the Launch Period and, once determined, the Launch Slot or the Launch Day. The CUSTOMER’s written notice for postponement shall indicate the new requested (i) Launch Period, or (ii) Launch Slot, or (ii) Launch Day, as the case may be. For the avoidance of any doubt, CUSTOMER’s existing Launch Period, Launch Slot or Launch Day (as applicable) shall not be relinquished until CUSTOMER has agreed to the new Launch Period, Launch Slot or Launch Day (as applicable) pursuant to the provisions of this Paragraph 11.2.

11.2.1.1

If the CUSTOMER’s written request relates to a Launch Period or a Launch Slot postponement, within TWO (2) weeks of receipt of such request, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the Launch Period, or within the Launch Slot requested, or will propose a new Launch Period or Launch Slot. CUSTOMER shall have THIRTY (30) days following receipt of ARIANESPACE’s proposal to consent thereto in writing.

11.2.1.2

If the CUSTOMER’s written request relates to a Launch Day postponement, the choice of a new Launch Day shall be made by mutual agreement of the Parties, taking into account the technical needs and interests of CUSTOMER and any Third Party Customer(s) of ARIANESPACE, the time necessary for the revalidation of the launch assembly complex consisting of the ARIANE Launch Vehicle, the Launch Base (ELA), and the payload preparation assembly (EPCU), and meteorological forecasts.

11.2.1.3

Any postponements by CUSTOMER of the Launch Time within the Launch Window may only be requested during the countdown period. In the event that CUSTOMER has requested such postponement and technical reasons, including, without limitation, those relating to any Third Party Customer(s) of ARIANESPACE, or meteorological reasons prevent ARIANESPACE from performing the Launch in the Launch Window opening during the Launch Day, the postponement shall be considered to be a postponement of the Launch Day.

11.2.1.4

In the event that the aggregate duration of all postponements requested by CUSTOMER for the Launch exceeds [***] ([***]) months, the Launch Services price shall be renegotiated by the Parties on a fair and reasonable basis, taking into consideration current market conditions. The Parties acknowledge and agree that for a Launch taking place within the next [***] ([***]) month period, any increase in the Launch Services price shall not exceed [***]% of the Firm Fixed Price.

Commercial in Confidence

11.3	Launch postponement requested by ARIANESPACE

11.3.1	ARIANESPACE shall have the right to postpone a Launch, for the following reasons:

11.3.1.1	Postponement of Launch Period and of Launch Slot and postponement of the Launch Day within the Launch Slot and/or Launch Time within the Launch Window.

a)	ARIANESPACE or its Associates encounter adverse technical problems that prevent the Launch from taking place under satisfactory conditions of safety or reliability.

b)	ARIANESPACE cannot perform the Launch as a Double Launch.

c)

In the event that the Launch does not occur on or prior to [***], and ARIANESPACE is requested to perform replacement launch(es), or to launch scientific satellite(s) whose mission(s) may be degraded in the event of postponement, where such launch(es) occur after [***].

d)	ARIANESPACE postpones the launch(es) due to postponement(s) by ARIANESPACE of satellite(s) having an earlier Launch Period or Launch Slot than CUSTOMER’s Satellite(s).

11.3.2

In the case of a postponement pursuant to Sub paragraphs 11.3.1.1(a), (c) and/or (d), the Parties shall determine by mutual agreement a new Launch Period and/or a new Launch Slot as near as possible to the postponed one in accordance with and maintaining the launch rank of Customer’s Satellite;

The Launch Day and the Launch Window within the new Launch Slot shall be determined by ARIANESPACE according to the technical constraints of ARIANESPACE, CUSTOMER and the Third Party Customer(s) of ARIANESPACE, and their respective interests.

11.3.3

In the case of a postponement pursuant to Sub paragraph 11.3.1.1(b), the Parties shall determine by mutual agreement a new Launch Period and/or a new Launch Slot as near as possible to the postponed one.

The Launch Day and the Launch Window within the new Launch Slot shall be determined by ARIANESPACE according to the technical constraints of ARIANESPACE, CUSTOMER and the Third Party Customer(s) of ARIANESPACE, and their respective interests.

11.3.4

Any postponement by ARIANESPACE of the Launch Period, Launch Slot, Launch Day, Launch Window, or Launch Time due to CUSTOMER’s non-fulfillment of its obligations under this Agreement making the Launch impossible within the Launch Period, Launch Slot, or during Launch Window of the Launch Day, or at the Launch Time shall be considered to be requested by CUSTOMER in accordance with Paragraph 11.2 above as of the date of ARIANESPACE’s decision to postpone the Launch.

11.4

Any Launch postponement requested by ARIANESPACE pursuant to Paragraph 11.3 of this Article 11 shall only occur as a last resort and following the reasonable commercial efforts of ARIANESPACE to avoid and mitigate such postponement as may be necessary for the reasons set forth in Sub-paragraph 11.3.1.1 of this Article 11.

Commercial in Confidence

11.5	Except as provided in Paragraphs 10.1.1 and 10.1.2, any Launch postponement provided for in this Article 11 shall not modify the progress payment schedule set forth in Paragraph 10.1.

Commercial in Confidence

ARTICLE 12  -    RIGHT OF OWNERSHIP AND CUSTODY

12.1

The obligations of ARIANESPACE under this Agreement are strictly limited to the Services, and CUSTOMER acknowledges and agrees that at no time shall it have any right of ownership of, any other right in, or title to, the property that ARIANESPACE shall use in connection with the Launch, or shall place at CUSTOMER’s disposal for the purpose of this Agreement, including, without limitation, the Launch Vehicle and the Launch Base of ARIANESPACE. Said property shall at all times be considered to be the sole property of ARIANESPACE.

12.2

ARIANESPACE acknowledges and agrees that at no time shall it have any right of ownership, or any other right in, or title to, the property that CUSTOMER shall use for the Launch and the interface test(s), including, without limitation, the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch. Said property shall at all times be considered to be the sole property of CUSTOMER.

12.3	At all times during the performance by the Parties of this Agreement, each Party shall be deemed to have full custody and possession of its own property.

Commercial in Confidence

ARTICLE    13 - REPLACEMENT LAUNCH

13.1	Terms

13.1.1

CUSTOMER is entitled to request a Replacement Launch from ARIANESPACE in the event that, following the Launch, either the Launch Mission or the Satellite Mission has not been accomplished for any reason whatsoever. Replacement Launch Services are subject to the conditions set forth in this Article 13. Any and all other rights and remedies of CUSTOMER are excluded whatever their nature.

13.1.2

CUSTOMER shall be entitled to have a Launch Slot for a Replacement Launch allocated to it by ARIANESPACE within TEN (10) months following the month ARIANESPACE has received a written request for Replacement Launch. Should CUSTOMER request a Launch Period beyond such TEN (10) month period, ARIANESPACE shall allocate the nearest Launch Opportunity, provided however that in no way shall the Launch Period requested by CUSTOMER extend beyond the THIRTY SIX (36) month period following the date of request for a Replacement Launch.

13.1.3

The written request for a Replacement Launch shall be received by ARIANESPACE no later than the last day of the second month following the month in which the cause of the failure of either the Launch Mission or the Satellite Mission has been established, but in no event later than, in the case of a Satellite Mission failure, TWENTY SEVEN (27) months following the date of Launch.

Notwithstanding the foregoing, if CUSTOMER is entitled to a Reflight such written request shall be received by ARIANESPACE within the NINETY (90) day period following the date when the Parties have agreed that a Launch Failure has occurred.

The written request for a Replacement Launch shall indicate the Launch Period requested by CUSTOMER within one of the periods specified in Sub-paragraph 13.1.2 above. It is understood that the replacement Satellite and all equipment, devices and software to be made available by CUSTOMER on the Launch Base in order to make the replacement Satellite ready for Launch shall be made available to ARIANESPACE pursuant to the schedule of Part 3 of Annex 1 to this Agreement.

13.1.4

ARIANESPACE shall inform CUSTOMER, within the month following receipt of CUSTOMER’s request for a Replacement Launch, whether or not a Launch Opportunity exists within the requested Launch Period and, in any event, shall allocate a Launch Slot to CUSTOMER, the first day of which shall be before the expiration of the TEN (10) calendar month period specified in Sub-paragraph 13.1.2 of Article 13 of this Agreement if the Launch Period requested by CUSTOMER is within that TEN (10) month period; otherwise ARIANESPACE shall allocate to CUSTOMER the nearest existing Launch Opportunity. The date allocated shall not begin earlier than the first day of the Launch Period requested by CUSTOMER.

Commercial in Confidence

13.1.5	The replacement Satellite shall be substantially in accordance with the interface control document (DCI) governing CUSTOMER’s Satellite.

Notwithstanding the foregoing, if CUSTOMER is entitled to a Reflight, the replacement Satellite may differ from the DCI. In such a case the Parties agree to adjust accordingly this Agreement, including Annex 1 thereto and ARIANESPACE shall allocate to CUSTOMER the nearest Launch Opportunity.

13.2	General Conditions

Except for a Reflight, the remuneration for the Replacement Launch Services shall be the then applicable price pursuant to the ARIANESPACE pricing policy for a Launch on the date of the Replacement Launch, adjusted for the costs of refinancing resulting from the shorter payment schedule, and including any charges incurred by ARIANESPACE for modification of equipment associated with the Launch Vehicle designated for the Replacement Launch.

The remuneration for Associated Services associated with the Replacement Launch shall be the applicable price for a Launch to take place within the calendar year of the Replacement Launch.

The payment schedule shall provide for the payment of the entire price for Replacement Launch Services prior to said Replacement Launch.

The Replacement Launch, other than a Reflight, shall form the subject of a separate launch services agreement substantially in the form of this Agreement.

Commercial in Confidence

ARTICLE    14 - ALLOCATION OF POTENTIAL LIABILITIES AND RISKS

14.1	Allocation of Risks for damage caused by one Party and/or its Associates to the Other Party and/or its Associates:

14.1.1

Due to the particular nature of the Services, the Parties agree that any liability of ARIANESPACE or of CUSTOMER arising from the defective, late, or non-performance of ARIANESPACE’s Services and CUSTOMER’s technical obligations under this Agreement is, in all circumstances, including termination of this Agreement or a Launch under this Agreement, strictly limited to the liability expressly provided for in this Agreement. Except as provided in this Agreement, the Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to the Services.

14.1.2

Each Party shall bear any and all loss of or damage to physical property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death), and/or of a Launch Mission failure and/or of a Satellite Mission failure, which it or its Associates may sustain, directly or indirectly, arising out of or relating to this Agreement or the performance of this Agreement. Each Party irrevocably agrees to a no-fault, no-subrogation, inter-party waiver of liability, and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, or administrative on account of any such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure against the other Party or that other Party’s Associates arising out of or relating to this Agreement for any reason whatsoever.

For the avoidance of doubt, the provisions above exclude, without limitation, any liability of ARIANESPACE or its Associates for any loss or damages to CUSTOMER or its Associates, resulting from the intentional destruction of the Launch Vehicle and the Satellite in furtherance of launch range safety measures.

Each Party agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or of a Launch Mission failure and/or a Satellite Mission failure which it or its Associates may sustain, without recourse to the other Party or the other Party’s Associates.

14.1.3

In the event that one or more Associates of a Party shall proceed against the other Party and/or that Party’s Associates as a result of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, the first Party shall indemnify, hold harmless, dispose of any claim, and defend, when not contrary to the governing rules of procedure, the other Party and/or its Associates, as the case may be, from any liability, cost or expense, including attorneys’ fees, on account of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may imposed on or rendered against that other Party and or its Associates.

Commercial in Confidence

14.2	Loss or Damage or Bodily Injury Caused or Sustained by any Third Party Customer(s) of ARIANESPACE or its (their) Associates

14.2.1

Each Party shall bear any and all loss of or damage to physical property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, which it or its Associates may sustain, that is caused, in any way, by (a) Third Party Customer(s) of ARIANESPACE or its (their) Associates, directly or indirectly, arising out of or relating to the performance of this Agreement and/or the launch services agreement signed by ARIANESPACE with such Third Party Customer(s) of ARIANESPACE.

14.2.2

CUSTOMER hereby irrevocably agrees to a no-fault, no-subrogation, inter-party waiver of liability and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, administrative or otherwise on account of any such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure against Third Party Customer(s) of ARIANESPACE, and/or ARIANESPACE and/or their respective Associates for any reason whatsoever.

CUSTOMER agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure caused in any way by any Third Party Customer(s) of ARIANESPACE or its (their) Associates without recourse against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE and/or their respective Associates.

In the event that one or more of CUSTOMER’s Associate(s) proceed against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE and/or their respective Associates as a result of any loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure caused in any way to it by such Third Party Customer(s) of ARIANESPACE or its (their) Associates, CUSTOMER shall indemnify, hold harmless, dispose of any claim and defend, when not contrary to the governing rules of procedure, such Third Party Customer(s) of ARIANESPACE, and/or ARIANESPACE and/or their respective Associates from any liability, cost or expense, including attorneys’ fees, on account of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may be imposed on or rendered against the Third Party Customer(s) of ARIANESPACE and/or ARIANESPACE, and/or their respective Associates.

14.2.3

In the event that any Third Party Customer(s) of ARIANESPACE and/or its (their) Associates proceed against CUSTOMER and/or its Associates as a result of any loss, damage or bodily injury (including death) and/or launch mission failure and/or satellite mission failure caused in any way by CUSTOMER and/or its (their) Associates, directly or indirectly, arising out of or relating to the performance of this Agreement and/or the agreement signed by ARIANESPACE with such Third Party Customer(s) of ARIANESPACE, ARIANESPACE shall indemnify, hold harmless, dispose of any claim and defend, when not contrary to the governing rules of procedure, CUSTOMER and/or its Associates from any liability, cost or expense, including attorney’s fees, on account of such loss, damage or bodily injury (including death), and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and

Commercial in Confidence

satisfy all judgments and awards which may be imposed or rendered against CUSTOMER and/or its Associates.

14.3	Indemnification

Each Party shall take all necessary and reasonable steps to foreclose claims for loss, damage or bodily injury (including death) by any participant involved in Launch activities. Each Party shall require its Associate(s) to agree to a no-fault, no-subrogation, inter-party waiver of liability and indemnity for loss, damage or bodily injury (including death) its Associates sustain identical to the Parties’ respective undertakings under this Article 14. Furthermore, ARIANESPACE shall require all Third Party Customer(s) of ARIANESPACE entering into launch services agreements with ARIANESPACE to agree to the inter-party waiver and indemnities set forth in this Article 14.

14.4	Liability for Damages Suffered by Third Parties

14.4.1

Each Party shall be solely and entirely liable for all loss, damage or bodily injury (including death) sustained, whether directly or indirectly, by any Third Party, which is caused by such Party or its Associates arising out of or relating to the performance by such Party of this Agreement.

14.4.2

In the event of any proceeding, whether judicial, arbitral, administrative or otherwise, by a Third Party against one of the Parties or its Associates on account of any loss, damage or bodily injury (including death), caused by the other Party, its physical property or its Associates or its (their) physical property, whether directly or indirectly the latter Party shall indemnify and hold harmless the former Party and/or the former Party’s Associates, as the case may be, and shall advance any funds necessary to defend their interests.

14.5	Infringement of Industrial Property Rights of Third Parties

14.5.1

ARIANESPACE shall indemnify and hold CUSTOMER harmless with respect to any cost, and expense resulting from an infringement or claim of infringement of patent rights or any other industrial or intellectual property rights of any third party which may arise from CUSTOMER’s use of ARIANESPACE’s Services, including, without limitation, the use of any and all products, processes, articles of manufacture, supporting equipment, facilities, and services by ARIANESPACE in connection with said Services; provided however, that this indemnification shall not apply to an infringement of rights as set forth above that have been mainly caused by an infringement of a right of a third party for which CUSTOMER is liable pursuant to Sub-paragraph 14.5.2 of Article 14 of this Agreement.

14.5.2

CUSTOMER shall indemnify and hold ARIANESPACE harmless with respect to any cost, and expense resulting from an infringement or claim of infringement of the patent rights or any other industrial or intellectual property rights of any third party arising out of or relating to CUSTOMER with respect to the design or manufacture of the Satellite, or ARIANESPACE’s compliance with specifications furnished by CUSTOMER with respect to the Launch Mission and the Satellite Mission.

14.5.3	The rights to indemnification provided hereunder shall be subject to the following conditions :

14.5.3.1	The Party seeking indemnification shall promptly advise the other Party of the filing of any suit, or of any written or oral claim against it, alleging

Commercial in Confidence

an infringement of any third party’s rights, which it may receive relating to this Agreement, and upon the receipt thereof, shall provide the Party required to indemnify, at such Party’s request and expense, with copies of all relevant documentation

14.5.3.2

The Party seeking indemnification shall not make any admission, nor shall it reach a compromise or settlement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

14.5.3.3

The Party required to indemnify, defend and hold the other harmless shall assist in and shall have the right to assume, when not contrary to the governing rules of procedure, the defense of any claim or suit or settlement thereof, and shall pay all reasonable litigation and administrative costs and expenses, including legal counsel fees and expenses, incurred in connection with the defense of any such suit, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

14.5.3.4.

The Party seeking indemnification may participate in any defense at its own expense, using counsel reasonably acceptable to the Party required to indemnify, provided that there is no conflict of interest and that such participation does not otherwise adversely affect the conduct of the proceedings.

14.5.4

In the event that ARIANESPACE, with respect to the Launch, and CUSTOMER, with respect to the Satellite, shall be the subject of the same court action or the same proceedings based on alleged infringements of patent rights or any other industrial or intellectual property rights of a third party pursuant to both Sub-paragraphs 14.5.1. and 14.5.2. hereof, ARIANESPACE and CUSTOMER shall jointly assume the defense and shall bear all damages, costs and expenses pro rata according to their respective liability. In the event of any problems in the implementing the pro rata allocation of the amounts referred to in the immediately preceding sentence, the Parties shall undertake in good faith to resolve such problems.

14.5.5

Neither Party’s execution or performance of this Agreement grants any rights to or under any of either Party’s respective patents, proprietary information, and/or data, to the other Party or to any third party, unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting Party.

Commercial in Confidence

ARTICLE    15 - INSURANCE

15.1

ARIANESPACE shall, for any particular Launch under this Agreement, take out an insurance policy at no cost to CUSTOMER, to protect itself and CUSTOMER against liability for property loss or damage and bodily injury that Third Parties may sustain and that is caused by the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components or any part thereof. Such insurance policy shall name as additional insureds :

1)	The Government of France.

2)	The Centre National d’Etudes Spatiales “C.N.E.S.” and any launching state as such term is defined in the Convention on International Liability for Damage Caused by Space Objects of 1972.

3)	The auxiliaries of any kind, whom ARIANESPACE and/or the C.N.E.S. would call for in view of the preparation and the execution of the launching operations.

4)

The European Space Agency “E.S.A.” but only in its capacity as owner of certain facility and/or outfits located at the Centre Spatial Guyanais in Kourou and made available to ARIANESPACE and/or to the C.N.E.S. for the purpose of the preparation and the execution of the launches.

5)

The firms, who have participated in the design and/or in the execution and/or who have provided the components of the Launch Vehicle, of its support equipment including propellants and other products either liquid or gaseous necessary for the functioning of the said Launch Vehicle, their contractors, sub-contractors and suppliers.

6)

CUSTOMER, its contractors and subcontractors and each of their respective officers, directors, legal representatives, managing director, employees, agents and interim staff, and Third Party Customer(s) of ARIANESPACE on whose behalf ARIANESPACE executes the launch services as well as their co-contractors and sub-contractors.

7)

Provided they act within the scope of their duties, the officers and directors, legal representatives, managing director, employees, agents and interim staff employed by ARIANESPACE or by any of additional insured mentioned in the preceding sub-paragraphs from 1 to 6 (included)

15.2

The insurance referred to in Paragraph 15.1 shall come into effect as of the day of the Launch concerned, and shall be maintained for a period of the lesser of TWELVE (12) months or so long as all or any part of the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components remain in orbit.

15.3

The insurance policy shall be in the amount of SIXTY MILLION NINE HUNDRED AND EIGHTY THOUSAND EUROS (€ 60 980 000). ARIANESPACE shall settle all liabilities, and shall indemnify and hold CUSTOMER and its contractors and subcontractors and each of their respective officers, directors, legal representatives, managing director, employees, agents and interim staff, harmless for property damage and bodily injury arising from the Services when caused to Third Parties by the Launch Vehicle, and/or the Satellite, and/or the satellite of any Third Party Customer(s) of ARIANESPACE, and/or their components or any part thereof including during the period provided for in Paragraph 15.2 above for any amount in excess of the insured limits of said insurance policy. Upon expiration of the insurance in accordance with Paragraph 15.2, CUSTOMER shall be responsible for all liabilities for property damage and bodily injury

Commercial in Confidence

caused to third parties by the Satellite or any part thereof.

ARTICLE  16  -    OWNERSHIP OF DOCUMENTS AND WRITTEN INFORMATION CONFIDENTIALITY/PUBLIC STATEMENTS

16.1	Title to all documents, data, and written information furnished to CUSTOMER by ARIANESPACE or its Associates during the performance of this Agreement shall remain exclusively with ARIANESPACE.

16.2

Title to all documents, data, and written information furnished to ARIANESPACE by CUSTOMER or its Associates during the performance of this Agreement shall remain exclusively with CUSTOMER or with said Associates as to their respective documents, data, and written information.

16.3

Each Party shall use the documents, data, and written information supplied to it by the other Party or the other Party’s Associates solely for the performance of this Agreement and any activities directly related thereto.

16.4

To the extent necessary for the performance of this Agreement, each Party shall be entitled to divulge to its own Associates the documents, data, and written information received from the other Party or from the other Party’s Associates in connection herewith, provided that such receiving person shall have first agreed to be bound by the nondisclosure and use restrictions of this Agreement.

16.5

Subject to the provisions of Paragraph 16.4, neither Party shall divulge any documents, data, or written information that it receives from the other Party or the other Party’s Associates, but shall protect all such documents and written information that are marked with an appropriate and valid proprietary or confidentiality legend from unauthorized disclosure except as provided herein, in the same manner as the receiving Party protects its own confidential information; provided, however, that each Party shall have the right to use and duplicate such documents, data, and written information for any Party purpose subject to the nondisclosure requirements and use restrictions provided herein.

If the information disclosed by one Party to the other Party or by or to their respective Associates is deemed confidential by the disclosing Party or Associate and is verbal, not written, such verbal confidential information shall be identified prior to disclosure as confidential and, after acceptance by and disclosure to the receiving Party, shall be reduced to writing promptly, labeled confidential, but in no event later than TWENTY (20) days thereafter, and delivered to the receiving Party in accordance with this Paragraph.

16.6	The obligation of the Parties to maintain the confidentiality of documents, data, and written information shall not apply to documents, data, and written information that :

-	are not properly marked as confidential;

-	are in the public domain;

-	shall come into public use, by publication or otherwise, and due to no fault of the receiving Party;

-	the receiving Party can demonstrate were legally in its possession at the time of receipt;

Commercial in Confidence

-	are rightfully acquired by the receiving Party from third parties;

-	are commonly disclosed by ARIANESPACE or its Associates;

-	are inherently disclosed in any product or provision of any service marketed by ARIANESPACE or its Associates;

-	are independently developed by the receiving Party;

-	are approved for release by written authorization of the disclosing Party; or

-

are required, but only to the extent necessary, to be disclosed pursuant to governmental or judicial order, in which event the Party concerned shall notify the other Party of any such requirement and the information required to be disclosed prior to such disclosure.

16.7

The provisions of this Article 16 shall survive the completion of performance of Services under this Agreement and shall remain in full force and effect until said documents, data, and written information become part of the public domain; provided, however that each Party shall be entitled to destroy documents, data, and written information received from the other Party, or to return such documents, data, or written information to the other Party, at any time after Launch (or after Reflight, if any).

16.8

This Agreement and each part hereof shall be considered to be confidential by both Parties. Any disclosure of the same by one Party shall require the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

Except for publication of the launch manifest, either Party shall obtain the prior written approval of the other Party only through such Party’s authorized representative concerning the content and timing of news releases, articles, brochures, advertisements, speeches, and other information releases concerning the work performed or to be performed hereunder by ARIANESPACE and its Associates. Each Party agrees to give the other Party reasonable advance notice for review of any material submitted to the other Party for approval under this Paragraph.

Commercial in Confidence

ARTICLE    17 - PERMITS AND AUTHORIZATIONS - GROUND STATIONS

17.1

ARIANESPACE shall be obligated to obtain all required licenses, permits, authorizations, or notices of non-opposition from all national or international, public or private authorities having jurisdiction over the Launch Vehicle and Launch Mission.

17.2

CUSTOMER shall also be obligated to obtain, or cause an Associate to obtain, all required licenses, government permits and authorizations, including the necessary U.S. Export Authorization, for delivery of the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch, from its country of origin to the Launch Base, and, the use of the Satellite’s ground stations.

17.3

ARIANESPACE agrees to assist and support CUSTOMER and its Associates, at no expense, with any and all administrative matters related to the importation into French Guiana of the Satellite and all equipment, devices and software to be provided by CUSTOMER on the Launch Base in order to prepare the Satellite for Launch, and their storage and possible return, as well as to the entry, stay, and departure of CUSTOMER and its Associates.

Commercial in Confidence

ARTICLE    18 - TERMINATION BY CUSTOMER

18.1

CUSTOMER shall be entitled to terminate any particular Launch under this Agreement at any time prior to the Launch concerned. CUSTOMER’s right is not subject to any condition, and shall cover termination situations for reasons of convenience as well as those of delay or impossibility of performance in which one of the Parties may find themselves. Notice of termination shall be given by registered letter with acknowledgment of receipt, and termination shall immediately upon receipt of such letter by ARIANESPACE.

18.2	In case of termination by CUSTOMER in accordance with Paragraph 18.1, ARIANESPACE shall be entitled for the Launch terminated to the following termination fees:

18.2.1	Basic termination fees depending of the date of termination as follows:

Effective date of termination	Percentage of P
Between [***] and [***]	[***] %
After [***] (provided that C occurs before [***])	[***] %
If C occurs on or after [***]	[***] %

where

P	means (i) the Launch Services price of the Launch terminated other than a Reflight, and (ii) the Guarantee Amount for a Reflight,

C

means the initial L of the Launch concerned if no postponement has been requested by ARIANESPACE or otherwise the date obtained by adding to the first L of the Launch concerned the aggregate duration of Launch Period or Launch Slot postponement(s) requested by ARIANESPACE for such Launch pursuant to Sub-paragraph 11.3.1.1 of Article 11 of this Agreement.

18.2.2

Plus (i) any other amount(s) paid or due including, without limitation, postponement fees or late payment interest under the Agreement at the effective date of termination, and (ii) the price of those Associated Services provided, at CUSTOMER’s cost, which have actually been performed as of the date of termination.

18.2.3

Termination fees are due by CUSTOMER to ARIANESPACE as of the effective date of termination and payable within THIRTY (30) days of receipt by CUSTOMER of the corresponding invoice from ARIANESPACE. Any amounts paid by CUSTOMER for the Launch concerned in excess of the above termination fees shall be refunded promptly by ARIANESPACE to CUSTOMER. For the purpose of this Sub-paragraph 18.2.3, in the case of a Reflight, the Guarantee Amount shall be deemed to have been a payment by CUSTOMER.

18.3	In the event that:

Commercial in Confidence

(i)	Any launch services performed by ARIANESPACE on an ARIANE 5 vehicle following the execution of this Agreement result in a launch failure or significant launch anomaly, for any reason whatsoever; or

(ii)

If ARIANESPACE becomes aware or should reasonably be aware of a delay or anticipated delay, for any reason whatsoever (including, for example, a delay in the delivery of the Launch Vehicle or the Third Party Customer satellite to the Launch Base), that will or could be reasonably expected to delay CUSTOMER’s Launch Day beyond [***], then CUSTOMER shall be entitled to terminate the Launch concerned at any time upon notice to ARIANESPACE. In the event that subsequent to the launch failure, launch anomaly or expected delay of the Launch Day, CUSTOMER agrees to a new Launch Day following [***] (any such new rescheduled Launch Day, the “Rescheduled Launch Day”), such notice of termination must be delivered by CUSTOMER to ARIANESPACE no later than THIRTY-SIX (36) days prior to the Rescheduled Launch Day.

18.4

In addition to and not in derogation of CUSTOMER’s rights set forth in Paragraph 18.3 of this ARTICLE 18, in the event that the aggregate of all postponements requested by ARIANESPACE under Sub-paragraph 11.3.1.1 of Article 11 of this Agreement should, for any reason whatsoever, result in ARIANESPACE delaying a CUSTOMER’s Launch beyond [***], or should ARIANESPACE not be reasonably able to perform the Launch on or before [***], then CUSTOMER shall be entitled to terminate the Launch concerned at any time upon notice to ARIANESPACE.In the event CUSTOMER agrees to a Rescheduled Launch Day following [***], such notice of termination must be delivered by CUSTOMER to ARIANESPACE no later than THIRTY-SIX (36) days prior to the Rescheduled Launch Day.

In the event that any additional postponements requested by ARIANESPACE under Sub-paragraph 11.3.1.1 of Article 11 of this Agreement should, for any reason whatsoever, result in ARIANESPACE delaying a CUSTOMER’s Launch beyond the applicable Rescheduled Launch Day, or should ARIANESPACE not be reasonably able to perform the Launch on or before the applicable Rescheduled Launch Day, CUSTOMER shall be entitled to terminate the Launch concerned at any time upon notice to ARIANESPACE. In the event CUSTOMER agrees to a new Rescheduled Launch Day, such notice of termination must be delivered by CUSTOMER to ARIANESPACE no later than THIRTY-SIX (36) days prior to the applicable Rescheduled Launch Day.

18.5

In the event that CUSTOMER does not terminate this Agreement in accordance with the provisions of Paragraphs 18.3, 18.4, or 18.5 of this ARTICLE 18 and CUSTOMER shall have agreed to a new Launch Period, Launch Slot or Launch Day where L is later than [***], then CUSTOMER shall be entitled to terminate the Launch concerned in the event of further delays requested by ARIANESPACE in accordance with Sub-paragraph 11.3.1.1 of Article 11 of this Agreement, or should ARIANESPACE not be reasonably able to perform the Launch on the L designated under this Paragraph 18.5.

18.6

CUSTOMER may terminate this Agreement at any time upon notice to ARIANESPACE following the occurrence of one or more of the following events or conditions: ARIANESPACE: (i) files a voluntary petition of bankruptcy; (ii) makes a general assignment, arrangement or composition with or for the benefit of creditors; (iii) suffers or permits the appointment of a receiver for its business assets; (iv) becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for NINETY (90) days); (v) is liquidated or is delinquent on any material payment required pursuant to this Agreement for greater

Commercial in Confidence

than THIRTY (30) days after written notice from CUSTOMER, except if ARIANESPACE is in good faith disputing the delinquency of the payment and the matter is referred to arbitration in accordance with the terms of Article 22.

18.7

Within THIRTY (30) days following receipt of any notice under Sub-paragraphs 18.3, 18.4, 18.5 and 18.6, ARIANESPACE shall refund to CUSTOMER all payments made by CUSTOMER for said Launch and CUSTOMER shall be liable only for the payment of Associated Services performed, at CUSTOMER’s cost, for the Launch terminated prior to the date of termination as invoiced by ARIANESPACE via submission of a certified accounting to CUSTOMER. For the purpose of Sub-paragraphs 18.3, 18.4, 18.5 and 18.6, in the case of a Reflight, the Guarantee Amount shall be deemed to have been a payment by CUSTOMER.

However, any postponements resulting from: (i) any damage caused by CUSTOMER and/or its Associates to the physical property of ARIANESPACE and/or the physical property of its Associates; and/or (ii) any bodily injury (including death) caused by CUSTOMER and/or its Associates to ARIANESPACE and/or its Associates shall result in extension of the [***] date or the [***] date, as the case may be, set forth in Paragraphs 18.4 and 18.5, respectively, on day-by-day basis commensurate with the duration of any postponements resulting from the aforementioned actions of CUSTOMER and/or its Associates.

18.8

If at any time following the effective date of this Agreement, ARIANESPACE becomes aware (including due to a notice or inquiry from CUSTOMER), to the best of its knowledge, of any potential event or circumstance that could result in a delay to the then-scheduled Launch Period, Launch Slot or Launch Day, then ARIANESPACE shall within FIVE (5) days of becoming aware of such event or circumstance, inform CUSTOMER in accordance with Paragraph 20.2 of this Agreement, as to the potential or actual impact of such event or circumstance to the then-scheduled Launch Period, Launch Slot or Launch Day (as applicable).

18.9

For any payments due to CUSTOMER pursuant to the terms of this Article 18, ARIANESPACE shall pay interest on any late or delayed payment of the applicable sum at the Base Rate from and including the date due to but excluding the date made. The computation of interest for late payments shall be based on a year of 360 days. Any refund required under this Article 18 shall be in United States Dollars, paid by wire transfer of immediately available funds to an account designated by CUSTOMER.

Commercial in Confidence

ARTICLE    19 - TERMINATION BY ARIANESPACE

19.1

In the event that CUSTOMER fails to comply with its payment obligations pursuant to the payment schedule and other payment dates set forth in this Agreement for a Launch under this Agreement, and does not pay within THIRTY (30) days after the date of receipt of a written notice to that effect ARIANESPACE shall be entitled to terminate the Launch concerned by registered letter with acknowledgment of receipt.

19.2	In the event of termination by ARIANESPACE pursuant to the provisions of this Article 19, the provisions of Paragraph 18.2 of Article 18 of this Agreement shall apply.

Commercial in Confidence

ARTICLE    20  -    MISCELLANEOUS

20.1	Working language

All communications between the Parties and between CUSTOMER and its Associates on the Launch Base, and between ARIANESPACE and its Associates on the Launch Base with CUSTOMER’s personnel and that of its Associates, shall be made in English.

20.2	Notices

Unless expressly provided otherwise under this Agreement, all communications and notices to be given by one Party to the other in connection with this Agreement shall be in writing and in the language of this Agreement and shall be sent by registered mail or facsimile in a format acknowledging the receipt of such communication or notice, to the following addresses (or to such address as a Party may designate by written notice to the other Party) :

ARIANESPACE	CUSTOMER

Immeuble Ariane Boulevard de l’Europe, B.P. 177 91006 EVRY-COURCOURONNES Cedex FRANCE	Hughes Networks Systems 11717 Exploration Lane Germantown, MD 20876 USA

Attention : Directeur Commercial Telephone : +33 1 6087 6232 Fax : +33 1 6087 6270	Attention : [***] Telephone : +[***] Fax : +[***]

with copy to: General Counsel Fax: +1 301 428 2818

For the avoidance of doubt, ordinary course communications under this Agreement may occur by electronic mail, however formal notices shall be delivered only by registered mail or facsimile as provided above.

20.3	Waiver

Waiver on the part of either ARIANESPACE or CUSTOMER of any term, provision, or condition of this Agreement shall only be valid if made in writing and accepted by the other Party. Said acceptance shall not obligate the Party in question to waive its rights in connection with any other previous or subsequent breaches of this Agreement.

20.4	Headings

The headings and sub-headings used in this Agreement are provided solely for convenience of reference, and shall not prevail over the content of the Articles of this Agreement.

20.5	Assignment

No Party shall be entitled to assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, whose consent shall not be unreasonably withheld or delayed.

Commercial in Confidence

Notwithstanding the foregoing, CUSTOMER shall be entitled to assign in whole and not in part, its rights, title, interest and to delegate all of its obligations under this Agreement to an Affiliate, as long as CUSTOMER can demonstrate to the reasonable satisfaction of ARIANESPACE that such Affiliate is capable of performing CUSTOMER’s obligations under the Agreement as assigned to it, whereupon the assigning CUSTOMER shall be relieved of liability hereunder.

20.6	Entire Agreement and Modifications

This Agreement constitutes the entire understanding between the Parties, and supersedes all prior and contemporaneous discussions between the Parties with respect to the subject matter of this Agreement. Neither Party shall be bound by the conditions, warranties, definitions, statements, or documents previous to the execution of this Agreement, unless this Agreement makes express reference thereto. Any actions subsequent to the execution of this Agreement undertaken pursuant to an agreement shall be in writing and signed by duly authorized representatives of each of the Parties, which agreement shall expressly state that it is an amendment to this Agreement.

20.7	Registration of CUSTOMER’s Satellite

CUSTOMER shall be responsible to ensure that the Satellite is properly registered by a state of registry in accordance with the Convention on Registration of Objects Launched into Outer Space of 1974 either (i) directly, if CUSTOMER is a state or the state designated by an international intergovernmental organization for the purposes of registration, or (ii) if CUSTOMER is not a state, through a state having jurisdiction and control over CUSTOMER.

Commercial in Confidence

ARTICLE    20 - APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with French laws, without giving effect to its conflict of law rules. The provisions of the United Nations Convention for the International Sale of Goods shall not be applicable to this Agreement.

Commercial in Confidence

ARTICLE    21  -    ARBITRATION

In the event of any dispute arising out of or relating to this Agreement, the Parties shall use their best efforts to reach an amicable settlement. If an amicable settlement cannot be achieved, the dispute shall be referred to the President of ARIANESPACE and of CUSTOMER, who will use their best efforts to reach a settlement. Should an amicable settlement fail, the dispute shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce (“I.C.C.”) in New York, New York by THREE (3) arbitrators appointed in accordance with the then existing rules of the I.C.C. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final, conclusive and binding, and the execution thereof may be entered in any court having jurisdiction.

Commercial in Confidence

ARTICLE    22  -    EFFECTIVE DATE

This Agreement shall take effect upon signature by the TWO Parties.

Executed in Paris,

On February 28, 2007

In two (2) originals

ARIANESPACE	CUSTOMER

Name: Jean-Yves Le Gall	Name: Bob Buschman
Title: Chief Executive Officer	Title: Vice President
Date: February 28, 2007	Date: February 28, 2007
Signature /s/ Jean-Yves Le Gall	Signature /s/ Bob D. Buschman

                                    Commercial in Confidence

P A R T II

A N N E X E S

Commercial in Confidence

ANNEX 2

E.S.A./ARIANESPACE Convention (Extract)

Certain European Governments, members of the European Space Agency, (hereinafter referred to as “the Participants”) have committed themselves to using the Ariane Launcher, developed within the framework of the European Space Agency programmes. Arianespace must provide the European Space Agency and the Participants, as a priority, with the services and launch slots necessary for their programmes. Arianespace must also make sure that in the event of a shift in the launch slots caused by the launcher system and/or any of the technical equipment which has to be used for the launch, the payload concerned of the Agency or Participant retains its position in the launch schedule. In addition, in the event of the failure of an Agency or Participant mission, the Agency or Participant may ask Arianespace to provide them, for a new launch, with the first or failing that the second launch slot compatible with the availability of the replacement payload if the failure was due to the launch system and/or any of the technical equipment used for the launch, and the first compatible slot or failing that the first slot scheduled at the latest 10 months after the written relaunch request if the failure was due to the payload itself. Finally, Arianespace has committed itself to the Agency and to the Participants to pay particular attention to the specific requirements imposed by scientific missions.

Commercial in Confidence

SPACEWAY-3

ARIANE 5

STATEMENT OF WORK

ANNEX 1

(Technical)

FEBRUARY 2007

Sales and Marketing Directorate – February 2007

Table of contents

Part 1		I
LAUNCH SPECIFICATION		I
1.	General	1
2.	Principal characteristics of the Launch	1
2.1	The Mission	1
2.2	Period, Slot, Day of the Launch	1
2.3	Launch Window	1
3.	Main Interfaces	2
3.1	Mechanical Interfaces	2
3.2	Electrical and RF Interfaces	2
4.	Environmental Conditions	3
5.	Modification to the applicable documents	3
Part 2		II
ARIANESPACE TECHNICAL COMMITMENTS		II
1.	Launch Service Management	1
2.	Launch Vehicle hardware and software Supply	1
3.	Systems Engineering	2
4.	Operations	3
Part 3		III
CUSTOMER TECHNICAL COMMITMENTS		III
1.	General	1
2.	Hardware Supply	1
3.	Schedule Obligations	1
4.	Spacecraft Propellants and Hazardous Products	2
Part 4		IV
DOCUMENTATION AND REVIEWS		1
1.	Documentation	2
2.	Meetings	5
Part 5		V
GENERAL RANGE SUPPORT (GRS) AND OPTIONAL SERVICES		V
1.	General Range Support	1
1.1	Transport Services	1
1.2	Payload Preparation Facilities	2
1.3	Communication Links	4
1.4	Analyses	4
1.5	Operations	5
1.6	Fluid Deliveries	5
1.7	Additional Services	5
1.8	Miscellaneous	6
2.	Options Price Catalogue	6
3.	Options ordered by the Customer	10

- ARIANESPACE PROPRIETARY -	i

Applicable documents

Applicable documents

The following documents form a part of this Statement of Work and are applicable. In the event of a conflict with any of the documents listed, this Statement of Work shall take precedence.

•	Ariane 5 User’s Manual (MUA 5), Issue 4, Revision 0 (November 2004)
•	CSG Safety Regulations, CSG-RS-22A-CN Issue 5 Revision 6 (November 2006)
•	General specification for payload dynamic models, A5-SG-0-01 Issue 4 (March 2001)
•	Format for Spacecraft Environmental Test Prediction and Test Report – Documentation for Sine Test Support, LS-SG-1000000-X-001-ARIANESPACE Issue 0, Revision 0 (July 2006)
•	Technical specification for the payload thermal model, A4-SG-1-26 Issue [3] (October 1992)
•	BS-702/Ariane5 Compatibility Agreements, Boeing Ref. #TL-55-OC/00/RP/e026t Issue 2.1 (March 2001)

ARIANESPACE reserves the right to modify these documents. Copies of any revised pages shall be forwarded to the CUSTOMER as soon as they have been approved for implementation by the ARIANE Modification Review Board. In any case, modification(s) to these documents, which are not part of this annex 1, and which may affect the compatibility of the Spacecraft with the Launch System, and/or impact the mission, will not be applicable without negotiation and prior agreement between the Parties.

Reference documents

A reference document is part of the necessary data base used by the Client and ARIANESPACE in the course of fulfilling the Launch Service Agreement. This list of reference documents will be completed throughout the project.

•	EPCU Manual, Revision 8.0 (October 2002)

- ARIANESPACE PROPRIETARY -	ii

Part 1

LAUNCH SPECIFICATION

February 2007

- ARIANESPACE PROPRIETARY -	I

Part 1 – SPACEWAY-3

1.  General

The standard characteristics of the Launch Vehicle, Launch Range, Launch Operations, and of the Mission are described in the latest issue of the Ariane 5 User’s Manual, “MUA 5”.

The spacecraft platform is based on a Boeing 702 bus.

2.  Principal characteristics of the Launch

2.1   The Mission

ARIANE 5/ECA

Type of Mission :	Shared

Type of Orbit :	Standard GTO

Altitude of Perigee :	[***]

True altitude @ 1st Apogee :	[***]

Inclination :	[***]

Argument of Perigee :	[***]

Separated Mass :	As per Article 8 of the Agreement

Mass @ Lift-Off :	Idem Separated Mass

S/C Separation Conditions :	Optimised for the Mission See MUA5 §2.9

If there is performance available after the pairing of the satellite, the mission will be optimized.

2.2   Period, Slot, Day of the Launch

The Period, Slot and Day of Launch are defined according to the provisions of Article 6 of the Terms and Conditions of the Agreement.

2.3   Launch Window

The Spacecraft Launch Window shall contain, at least, the ARIANE 5 standard window as specified in the following Table 1. The Launch must be possible any day of the Period or of the Slot.

The final Launch Window, in terms of lift-off time, will be calculated by the CUSTOMER and the Co-passenger, if any, respectively, based on orbit parameters at separation taken from the Final Mission Analysis document.

The resulting combined Launch Window will then be computed by ARIANESPACE.

- ARIANESPACE PROPRIETARY -	I-1

Part 1 – SPACEWAY-3

ARIANESPACE and the CUSTOMER will mutually agree on a combined Launch Window that will satisfy the Customer, the Co-passenger, and Arianespace constraints.

The combined Launch Window will be agreed upon by the CUSTOMER, the Co-passenger, if any, and ARIANESPACE before the Launch Vehicle Readiness Review (RAV). Any further modification is subject to formal agreement between all Parties.

In case of launch postponement after filling operations, the CUSTOMER shall do its best efforts to meet any new launch date set forth by ARIANESPACE.

3.  Main Interfaces

All mechanical and electrical interfaces, i.e. physical dimensions, structural stiffness, etc. shall be compatible with the ARIANE interfaces defined in the MUA 5.

3.1 Mechanical Interfaces

3.1.1 Adapter Interface

Adapter (ACU) Interface:	1663 SP

Actuators Arrangement	Internal

S/C Separation Detection	2 microswitches (on adapter side)

The Payload Attach Fitting (PAF) to be used for SPACEWAY-3 mission is identical to the one used in the Spaceway-2 Interface Control Document (DCI).

3.1.2 Spacecraft Volume

The Spacecraft is compatible with the following Volumes:

✓	Long fairing
(All usable diameter volumes: 4.57m)

3.2 Electrical and RF Interfaces

MS Standard Umbilical Connectors (provided by Customer):

Location	Type
Spacecraft J1	MS 3424 E61 50S

Spacecraft J2	MS 3424 E61 50S

- ARIANESPACE PROPRIETARY -	I-2

Part 1 – SPACEWAY-3

Adapter P1 or P5	MS 3446 E61 50P

Adapter P2 or P6	MS 3446 E61 50P

ARIANE optional services:

Service definition
Dry Loop command	NO

Electrical command	NO

Power supply	NO

Pyrotechnic command	NO

In case of RF interference with another spacecraft, the CUSTOMER accepts, at ARIANESPACE request, to consider a 50/50 time sharing agreement.

4.  Environmental Conditions

Environmental conditions are as described in the Ariane 5 User’s Manual (MUA 5) with the exception of the maximum allowable shock specifications which are defined in the following Table 2.

5.  Modification to the applicable documents

No modification has been brought to the applicable documents in the frame of this Statement Of Work.

- ARIANESPACE PROPRIETARY -	I-3

Part 1 – SPACEWAY-3

Table 1 – ARIANESPACE Reference Orbit, Time and Launch Window for a GTO Mission with

ARIANE 5 ECA

Reference Time (UT): instant of the first passage at orbit perigee, the first passage may be fictitious if injection occurs beyond perigee.

Reference Orbit (osculating elements at first perigee, except for apogee altitude) :

Altitude of Perigee	:	[***]

Altitude @ 6th Apogee	:	[***]

Inclination	:	[***]

Argument of Perigee	:	[***]

Longitude of descending Node	:	[***]

Minimum Launch Window for shared GTO launches for the reference Orbit and First Perigee passage in Universal Time [UT] is 45 min. Day 01 = 01 January

[***]

- ARIANESPACE PROPRIETARY -	I-4

Part 1 – SPACEWAY-3

Table 2 – ARIANESPACE Reference Shock Spectrum applicable to the SPACEWAY-3 spacecraft

The compatibility of the Satellite with the Launch Vehicle will be established taking into account the Ariane 5 User’s Manual MUA 5 except for the shock environment for which a waiver will be granted to the levels defined in the spectrum below:

TEST AXIS	FREQUENCY (Hz)	SHOCK RESPONSE SPECTRUM PROFILE (g peak)
Xs, Ys, Zs axis	[***]	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]

- ARIANESPACE PROPRIETARY -	I-5

Part 2

ARIANESPACE TECHNICAL

COMMITMENTS

February 2007

- ARIANESPACE PROPRIETARY -	II

Part 2 – SPACEWAY-3

ARIANESPACE shall provide the following Launch services using the ARIANE 5 Launch vehicle as described in the latest issue of the Ariane 5 User’s Manual, “MUA 5”.

❖	Overall Launch Service management
❖	Launch Vehicle hardware and software supply
❖	Mission analysis
❖	Launch Vehicle Operations
❖	Launch site CUSTOMER support as described in Part 5
❖	Documentation and meeting as described in Part 4

Additions to the deliverables in this annex 1 are possible, subject to negotiations and additional order(s) from the CUSTOMER as listed in Part 5.

1.  Launch Service Management

ARIANESPACE shall provide overall management for the Launch services as described in MUA 5. The ARIANESPACE Program director will be the single point of contact between the CUSTOMER and ARIANESPACE.

General Contract Management	Contract amendments, payments, master schedule, planning, configuration control, action items and milestone monitoring, documentation, reviews, meetings, etc...

Launch Vehicle Production including quality plan	Test, acceptance, etc…

Mission Analyses

Launch Base Operations

Ground and Flight Safety	Interface with CSG for safety submissions

2.  Launch Vehicle Hardware and Software Supply

ARIANESPACE shall supply the hardware and software to carry out the Mission, complying with mission/launcher requirements as defined in part 1.

Launch Vehicle Hardware

Launch Vehicle Propellants

Payload Compartment

RF Window or Passive Repeater

One Flight Program

Spacecraft Adapter	As per chapt.3.1.1. of Part 1, including the

- ARIANESPACE PROPRIETARY -	II-1

Part 2 – SPACEWAY-3

corresponding separation system

Umbilical Interface Connectors	As defined in chap. 3.2 of Part 1

Fairing or Dual Launch Support Structure	As defined in chapt.3.1.2 of Part 1

Access Doors	[***]

2 Check-Out Terminal Equipment [COTE] Racks	Compatible with the ARIANE 5 launch Table

1 Mission Logo	Artwork to be supplied at L-6 by customer

3.  Systems Engineering

ARIANESPACE shall provide the systems engineering tasks as described hereunder.

INTERFACE MANAGEMENT

Interface Control Document (DCI) configuration control

MISSION ANALYSIS

Trajectory, Performance and Injection Accuracy AnalysisŒ	Final	1

Separation Analysis (Clearance, Kinematics, Collision Avoidance)	Final	1

Dynamic Coupled Loads Analysis (CLA)	Final	1

Electromagnetic and Radio-Frequency Compatibility Analysis	Final	1

Thermal Analysis	Final	1

SPACECRAFT DESIGN COMPATIBILITY VERIFICATION SUPPORT

Support for S/C Environmental Tests

POST-LAUNCH ANALYSIS

S/C orbital parameters & attitude date from L/V telemetry (at S/C Separation)

- ARIANESPACE PROPRIETARY -	II-2

Part 2 – SPACEWAY-3

Launch Evaluation Report [DEL]

Œ	The spacecraft orbital parameters at separation are provided as part of this analysis.
	The final analyses are carried out with the final flight configuration

ARIANESPACE will also provide technical support for real-time discussions during the spacecraft sine and acoustic acceptance and/or qualification tests.

4.  Operations

ARIANESPACE shall supply the following services during the launch campaign as listed hereunder.

Launch Vehicle Operations	All operations without the S/C

Combined Operations (POC)	S/C – Launch Vehicle Integration

Countdown Rehearsal	Lift-Off – 3 days

Countdown Execution:	Up to Lift-Off

The ARIANESPACE Launch site CUSTOMER support for Spacecraft operations as well as the ARIANESPACE optional services are described in Part 5.

The ARIANESPACE responsibility for documentation and meetings is described in Part 4.

- ARIANESPACE PROPRIETARY -	II-3

Part 3

CUSTOMER TECHNICAL

COMMITMENTS

February 2007

- ARIANESPACE PROPRIETARY -	III

Part 3 – SPACEWAY-3

1.  General

To allow ARIANESPACE to timely prepare the Launch, the CUSTOMER shall provide all the necessary technical data and documentation, a comprehensive overview of Spacecraft production planning, and the Spacecraft and associated means at the launch site, as defined in the ARIANE 5 User’s Manual (MUA 5).

CUSTOMER shall ensure that the Spacecraft meets the requirements expressed in Part 1.

At the Launch site, CUSTOMER and its subcontractors shall manage and perform all Spacecraft activities relative to the Spacecraft preparation for Launch.

The CUSTOMER responsibility for documentation and meetings is described in Part 4.

2     Hardware Supply

Spacecraft Hardware

Spacecraft Propellants

Spacecraft Simulator	Representative of the Spacecraft electrical systems in interface with the Launch System. Used for electrical validations during fit-check, if any, and launch campaign.

Mechanical and Electrical Ground Support Equipment	As required to operate the Spacecraft on the launch site (with the exception of those temporarily or permanently provided by ARIANESPACE as listed in the GRS – see Part 5)

3.  Schedule Obligations

The Spacecraft shall be made available to ARIANESPACE for the Combined Operations with the Launch Vehicle 11 working days prior to the Launch, at the latest. The applicable date will be defined in the Combined Operations Plan (P.O.C.) approved by the CUSTOMER.

The Spacecraft check-out equipment and the ARIANE 5 specific COTE (Check Out Terminal Equipment) necessary to support the Spacecraft/Launch Vehicle on-pad operations shall be made available to ARIANESPACE, and validated, two days prior to operational use according to the approved POC, at the latest.

- ARIANESPACE PROPRIETARY -	III-1

Part 3 – SPACEWAY-3

All Spacecraft mechanical & electrical support equipment shall be removed from the various EPCU buildings & A5 Launch Table within three working days after the Launch, packed and made ready for return shipment.

4.  Spacecraft Propellants and Hazardous Products

Spacecraft propellants are provided by the CUSTOMER and his subcontractors. The spacecraft propellants will be delivered to the CSG at the earliest two months before and at the latest two weeks before the spacecraft launch campaign.

The CUSTOMER and its subcontractors are responsible for the transport of the propellants to the CSG in compliance with the International Maritime Dangerous Goods (IMDG) rules.

Disposal of hazardous products is not authorized and wastes must be repatriated by the CUSTOMER after the launch campaign. In particular, the residual propellants and hazardous products must be shipped back within one month after the launch campaign.

- ARIANESPACE PROPRIETARY -	III-2

Part 4

DOCUMENTATION AND

REVIEWS

February 2007

- ARIANESPACE PROPRIETARY -	IV-1

1  Documentation

The description of the main documentation to be issued by CUSTOMER and ARIANESPACE in order to prepare the mission can be found in the MUA 5.

1.1  DUA

In accordance with the MUA 5, the CUSTOMER will issue the Application to Use Ariane (DUA), which contains the essential requirements and information for the correct execution of the Launch Services.

1.2  DCI

ARIANESPACE will issue the Interface Control Document (DCI) between the Spacecraft and the Launch System. The DCI will be maintained under formal Configuration Control until the Launch, and will become the unique working document for all technical interfaces between the Spacecraft and the Launch System.

The DCI Issue 0, based on the DUA, will be prepared and released about one month after the delivery of the Application to Use Ariane by CUSTOMER.

The DCI Issue 1 will be prepared and released at least one month prior to the Final Mission Analysis Review (RAMF) to reflect the latest status of the interfaces between the spacecraft and the Launch System.

The DCI Issue 2 will be prepared and released after the Final Mission Analysis Review (RAMF).

1.3    Systems Engineering Documentation

The CUSTOMER and ARIANESPACE will issue input and output data related to the mission, the qualification and acceptance process of the spacecraft, operations and safety, respectively. These documents (as described in the tables hereunder) are intended to:

•	Specify the mission Requirements
•	Demonstrate the compatibility of the ARIANE 5 mission with the CUSTOMER requirements.
•	Demonstrate the compatibility of the Spacecraft with the ARIANE flight environment and specifications.

The timely availability and validity of such documentation, especially Mission Analysis inputs, are essential for the preparation of the Launch.

- ARIANESPACE PROPRIETARY -	IV-2

The documentation deliverables between ARIANESPACE and CUSTOMER are summarized in the following paragraphs. Except where otherwise specified, “L” (in months) represents the first day of the latest agreed Launch Period, or Slot, as applicable.

1.4  Documentation to be issued by CUSTOMER

CUSTOMER shall deliver to ARIANESPACE the documentation listed in the table hereunder. Any changes to these requirements shall be agreed by the Parties, shall be documented through the milestones list or meeting minutes and will not require a change to this Statement Of work.

Ref.	Document	Date	Arianespace ActionŒ
1	Application to use Ariane (DUA) or marked-up DCI	[***]	R

	Safety Submission Phase 1	[***]	A

2	Safety Submission Phase 2	[***]	A

3	S/C mechanical environmental test plan	[***]	A

4	S/C Thermal Model according to SG-1-26	[***]	R

5	S/C Launch Operations Plan (POS)	[***]	R

6	S/C Dynamic Model (final) according to SG-0-01	[***]	R

7	S/C operations procedures applicable at CSG, including Safety Submission Phase 3	[***]	A

8	Environmental Testing : instrumentation plan, notching plan, test prediction for sine test according to LS-SG-1000000-X-001-AE	- 	A

9	Environmental Testing : instrumentation plan, test plan for acoustic test according to LS-SG-1000000-X-001-AE	- 	A

10	S/C final Launch Window	[***]

11	S/C mechanical environment tests results according to LS-SG-1000000-X-001-AE	- Ž	A

12	Final S/C mass 	- 	R

13	Orbital Tracking Report (orbit parameters and attitude at separation)	[***]	I

Œ   A ð Approval; R ð Review; I ð Information

  [***]

Ž  [***]

  Including S/C wet mass, S/C dry mass, propellant mass breakdown

  [***]

- ARIANESPACE PROPRIETARY -	IV-3

1.5  Documentation to be issued by ARIANESPACE

ARIANESPACE shall deliver to CUSTOMER the documentation listed in the table hereunder. Any changes to these requirements shall be agreed by the Parties, shall be documented through the milestones list or meeting minutes and will not require a change to this Statement Of work.

Ref.	Document	Date	CUSTOMER ActionŒ	Remarks

1	Interface Control Document (DCI) :			Before RAMF After RAMF
	Issue 0	[***]	R
	Issue 1, rev 0	[***]	A
	Issue 2, rev 0	[***]	A

2	Final Mission Analysis Documents (including final CLA and Thermal Analysis Report)	[***]	R

3	Interleaved Operations Plan (POI)	[***]	R	At RAMF

4	Combined Operations Plan (POC)	[***]	A

5	Countdown sequence	[***]	R

6	Safety Statements :

	Phase 1 reply	[***]	R

	Phase 2 replies	[***]	R

	Phase 3 reply	[***]

R

7	Injection Data (orbital parameters and attitude data prior to separation)	[***]

8	Launch Evaluation Document (DEL)	

Œ A ð  Approval; R ð  Review; I ð  Information

 [***]

- ARIANESPACE PROPRIETARY -	IV-4

2. Meetings

2.1  Interface Meetings

The CUSTOMER and ARIANESPACE agree to meet as often as necessary to allow for good and timely execution of all activities related to the preparation of the Launch. A guideline is presented in the following Table 1.

The program managers of the CUSTOMER and ARIANESPACE shall agree upon exact dates, locations, agendas and participation sufficiently in advance, on a case by case basis.

For all meetings taking place at the CUSTOMER’s or CUSTOMER’s contractor premises, the CUSTOMER will obtain necessary clearance for ARIANESPACE and their nominated contractor(s) personnel. Similarly, ARIANESPACE will obtain clearances for CUSTOMER(s) and CUSTOMER Contractor(s) personnel for meetings/visits at ARIANESPACE and its Contractor(s)’s premises.

It is understood that, during the interface meetings, a review of contractual and general management items will be performed, i.e. schedule, milestones and action items lists, contract or configuration changes, financial matters as applicable. The CUSTOMER and ARIANESPACE will be free to invite their contractors to the interface meetings.

2.2  Launch Vehicle Standard Reviews

The CUSTOMER will be invited to the following Launch Vehicle reviews:

•	Launch Vehicle Flight Readiness Review (RAV) prior to the start of the Launch Vehicle campaign
•	POC Readiness Review (BT POC) prior to the start of the combined operations
•	RAF meeting prior to Launch Vehicle roll-out
•	Launch Readiness Review (RAL) two days before Launch
•	Immediate Post Flight Review (CRAL) one day after Launch

The review documentation will be handed out to the CUSTOMER at each of these reviews.

- ARIANESPACE PROPRIETARY -	IV-5

2.2.1 Launch Vehicle Flight Readiness Review (RAV)

This review is performed about 2 months before the Launch and allows ARIANESPACE management to authorize the start of the Launch Vehicle campaign. CUSTOMER is formally invited to attend.

The review is co-chaired by the ARIANE Production Project Manager (CPAP) and the Launch Vehicle Quality Synthesis Manager (RSQL).

At that time, all flight hardware, stages, vehicle equipment bay, fairing, SYLDA5 and spacecraft adapters, are reviewed, through a comprehensive documentation process (available at ARIANESPACE). The documentation covers, but is not limited to, hardware identification, performance test results, and major waivers, anomalies and failures which occurred during production, acceptance tests and storage, life limitations, on-going production status of the same equipment, etc… The payload status is also presented (mission, flight program, waivers, etc…).

The RAV documentation will be made available to CUSTOMER during the review.

2.2.2 POC Readiness Review (BT POC)

This review is performed before the start of the Combined Operations (POC). It allows ARIANESPACE management to authorize the start of the combined operations between the Launch Vehicle and the spacecraft. The CUSTOMER is required to provide a Spacecraft Readiness status to start the POC activities.

The review is chaired by the Ariane Mission Director (CM) and it covers the readiness status with respect to the POC activities for:

•	The Launch Vehicle, (including a debriefing of the launch vehicle Functional Readiness Review - RAF),
•	The Ariane Launch Complex (ELA) and the EPCU (S5),
•	The Spacecraft and the co-passenger.

All participants to the Review receive a comprehensive set of summary documents presenting the readiness status of all the parties.

The Launch Vehicle Functional Review (RAF) is an internal ARIANESPACE review of the Launch Vehicle status before the transfer of the Launch Vehicle to the BAF.

2.2.3 Launch Readiness Review (RAL)

This review takes places at the launch site at D-2, i.e. two days before the Launch Day. It allows ARIANESPACE management to authorize the start of the Launch

- ARIANESPACE PROPRIETARY -	IV-6

Vehicle filling operations and the final countdown. CUSTOMER is requested to attend; in any case, the final Spacecraft flight readiness status is required.

A pre-RAL meeting will be organized by ARIANESPACE prior to the actual review in order to:

•	Inform the CUSTOMER of the significant items that will be presented at the RAL
•	Provide any additional clarification that may result from previous written questions raised by the CUSTOMER.

The review is co-chaired by the Ariane Production Project Manager (CPAP) and the Launch Vehicle Quality Synthesis Manager (RSQL). It covers the launch readiness of:

•	The Launch Vehicle
•	The Ariane Launch Complex (ELA),
•	The Launch Base (CSG)
•	The spacecraft, co-passenger and their associated ground support network.

All participants to the review receive a comprehensive set of summary documents presenting the readiness status of all the parties.

No further presentation meeting, dealing with the RAL content, will be organized after the RAL has authorized to proceed with the Launch Vehicle filling operations.

Nevertheless, in the event of significant anomalies occurring after the RAL, necessary meetings may be organized.

2.2.4 Immediate Post Flight Review (CRAL)

This review is performed the day after the Launch. ARIANESPACE provides the first flight data evaluation after the flight.

The CUSTOMER is invited to attend and is requested to provide the spacecraft status after separation and acquisition by the ground stations.

2.3  Spacecraft Reviews

ARIANESPACE will be invited to attend the Spacecraft Qualification / Acceptance / Flight Readiness and/or Pre-shipment Review.

2.4  Launch Vehicle campaign meetings at the Launch Base

- ARIANESPACE PROPRIETARY -	IV-7

During the Launch Vehicle campaign, CUSTOMER is invited to attend the daily Launch Vehicle BAF campaign meetings. These meetings are conducted in French.

In case of an anomaly or incident, a specific dedicated meeting is organized with the Launch Vehicle and Quality authorities to understand the anomaly or incident, and to set up a corrective action plan where applicable.

2.5  Quality Reporting

Quality in production, operations and organization has been given a top priority, directly driven and monitored by the General Management of ARIANESPACE.

The ARIANESPACE Quality Manual translates this commitment in terms of operating principles, method and functioning rules.

The information given to the CUSTOMER is subject to the confidentiality provisions described in Article 16 of the Agreement.

2.5.1 Quality Meetings

[***]

2.5.2 Failure Reporting

All non conformances and incidents are processed in accordance with the ARIANESPACE Quality Manual. Any incident during integration or test is registered in the log book of the equipment concerned.

Assessment of incidents is performed systematically by reliability services of the contractors and by the Prime Contractor.

In case of significant anomalies, visits to the main contractor’s facilities may be organized, if necessary.

Significant incidents are also reported systematically during RAV and RAL reviews.

2.5.3 Reliability

Reliability predictions are continuously updated, taking into account any new data or configuration changes.

Reliability information is made available to CUSTOMER during reviews.

- ARIANESPACE PROPRIETARY -	IV-8

Table 1 – ARIANESPACE/CUSTOMER – Interface Meeting Schedule

A typical content of the different reviews is described below: this description is not exhaustive and is subject to modification, after agreements between the Parties. Any changes to the contents listed below will not require a change to this Statement Of Work.

N°	Title	DateŒ	Objet	LieuŽ

1	Contractual Kick-Off Meeting Project management – project milestones – organization – security and confidentiality aspects – communications protocol	[***]	M-E	C

2	DUA (or marked-up DCI) Review Review of the Spacecraft characteristics and requirements	[***]	M-E-O-S	E

3	Mission Analysis Kick-Off Presentation of the mission analysis inputs, computations and methods Review of Safety Submission Phase 1 First review of the DCI Issue 0 Revision 0	[***]	M-E-S	X

4	DCI Signature Issue 1 / Revision 0	[***]	M-E-O	E or C

5

Review of S/C Operations Plan (POS)

Launch site visit – Description of transport and logistics – Description of the telecommunications network – Satellite Operations Plan (POS)

Safety Submissions Phases 1 and 2

DCI review (Chapters 7 and 8)

		[***]	M-O-S	K

6	Security Review	[***]	M-O-S	K

7

Final Mission Analysis Review (RAMF)

Trajectory – performance –separation – thermal environment – dynamic environment – EMC environment – authorization to start the flight program production – spacecraft qualification

		[***]	M-E-S	E

- ARIANESPACE PROPRIETARY -	IV-9

status DCI review

8

Final Launch Campaign Preparation Meeting

Launch Campaign preparation status - Satellite Operations Plan (POS) – Interleaved Operations Plan (POI) – Combined Operations Plan (POC)

Safety submission status

DCI review (Chapters 7 and 8)

		[***]	M-O-S	E

9	DCI Signature Issue 2 / Revision 0	[***]	M-E-O	E, C or K

10	Range Configuration Review Review of the range facilities used by the spacecraft at the start of the launch campaign		M-O-S	K

11	POC Readiness Review Launch Vehicle and Launch System status Spacecraft status		M-O-S	K

Œ Meeting target dates are given, taking into account the respective commitments of both parties for the delivery of the documentation as described in this Annex 1, Parts 2, 3 and 4. Dates are given in months, relative to L, where L is the first day of the latest agreed Launch Period or Slot, as applicable.

 M ð Management; E ð Engineering; O ð Operations; S ð Safety

Ž E ð Evry ; K ð Kourou; C ð CUSTOMER HQ; X ð Contractor Plant

 [***]

 [***]

- ARIANESPACE PROPRIETARY -	IV-10

Part 5

GENERAL RANGE SUPPORT

(GRS) AND OPTIONAL

SERVICES

February 2007

- ARIANESPACE PROPRIETARY -	IV-1

Part 5 – SPACEWAY-3

1.  General Range Support

The General Range Support provides the CUSTOMER, on a lump sum basis, with a number of standard services and standard quantities of fluids (see List hereafter). Request(s) for additional services and/or supply of additional fluids exceeding the scope of the GRS can be accommodated, subject to negotiation between ARIANESPACE and the CUSTOMER.

Technical Definitions are in the MUA. Further technical details and data can be found in the EPCU Manual.

Except where otherwise specified, “L” (in months) represents the first day of the latest agreed Launch Period, or Slot, as applicable.

Campaign duration Œ	Price (k€)	Terms
35 Calendar Days	[***]

Extension beyond 35 days (if caused by CUSTOMER)	[***]	Due at launch

Œ From S/C and associated equipment arrival in French Guiana to actual departure of associated equipment.

1.1    Transport Services

CUSTOMER Personnel & Luggage	Transport from and to Rochambeau Airport and Kourou at arrival and departure, as necessary.

Spacecraft & Equipment Transport Œ 	Subject to advanced notice and performed nominally within normal CSG working hours (2 shifts of 8 hours per day, between 6 am and 10 pm from Monday to Friday).

Availability outside normal working hours, Saturdays, Sundays, and public holidays subject to negotiation, to advance notice and to agreement of local authorities.

From Cayenne to CSG and return.

Various freight categories (standard, hazardous, fragile, oversized loads, low-speed drive, etc…)

Limited to 12 10-ft pallets (or equivalent) in 2 batches (plane or vessel)

Spacecraft Inter-Site Transport 	All CSG inter-site transports of the Spacecraft either inside the S/C container, the ARIANE Payload Container (CCU) or encapsulated inside the Launch Vehicle composite fairing.

Inter-Site Equipment Transport 	All CSG inter-site transports of CUSTOMER equipment.

Logistics Support	Support for shipment and customs procedures for the Spacecraft and its associated equipment, and for personal luggage and equipment transported as accompanied

- ARIANESPACE PROPRIETARY -	V-1

Part 5 – SPACEWAY-3

luggage.

Œ

    The following is included in the Transport Services :

Co-ordination of loading/unloading activities

Transport from Rochambeau Airport and/or Degrad-des-Cannes harbour to CSG

Return to Airport/Harbour 3 working days after Launch

Depalletization of Spacecraft Ground Support Equipment on arrival at CSG, and dispatching to the various working areas.

Palletization of Spacecraft Ground Support Equipment prior to departure from CSG to Airport/Harbour,

All work associated with the delivery of freight by the Carrier at Airport/Harbour,

CSG Support for the installation and removal of the Spacecraft Check-Out Equipment.

    The following is NOT included in the Transport Services :

The “octroi de mer” tax on equipment permanently imported to French Guiana, if any.

Insurance for Spacecraft and its associated equipment.

	The maximum temperature to which containers and packing may be exposed during any transport is 35°C.

1.2  Payload Preparation Facilities

The payload preparation complex, with its personnel for support, may be used simultaneously by several customers. Specific facilities are dedicated to the CUSTOMER on the following basis:

Range Operations	Normal working hours are based on 2 shifts of 8 hours per day, between 6:00 am and 10:00 pm from Monday to Friday

Work shifts outside of normal working hours, Saturdays, Sundays or public holidays are possible, but subject to negotiations and agreement of local authorities. (No shift work on Sundays and public holidays in hazardous zone)

EPCU Facilities	Spacecraft Preparation (Clean Room)	350 m2

Standard Conditions for Temp. and relative Humidity do not exceed 24°C And 60%, respectively	Filling Hall	Dedicated

	Lab for Check-out Stations (LBC)	110 m2

	Offices and meeting rooms	250 m2

- ARIANESPACE PROPRIETARY -	V-2

Part 5 – SPACEWAY-3

Access to the EPCU Area	Restricted to authorized personnel only, permanently controlled by Range Security.

Access to offices, check-out stations, and clean rooms, is controlled through dedicated electronic card system and keypad locks.

Clean rooms are permanently monitored by a CCTV camera.

Access outside Normal Working Hours	Access to offices and LBC outside of normal working hours is authorized.

Access to the clean rooms outside of normal working hours is authorized with the following restrictions :

- Advanced notice

- No Range Support provided

- No hazardous operations or external hazardous constraints

- Crane utilization only by certified personnel

- No changes to the facilities configuration

Schedule Restrictions	Launch Campaign Duration Extension is possible, but is subject to negotiations.

Spacecraft ground equipment must be ready to leave the range within 3 working days after the Launch.

Transfer of S/C and its associated equipment to the spacecraft filing facilities normally no earlier than 2 weeks before start of POC.

After S/C transfer to spacecraft filling facilities, and upon request by ARIANESPACE, the Spacecraft Preparation Clean room may be used by another S/C.

Evacuation of Ground Support Equipment from clean room 24H after departure of S/C

Access to the EPCU area	As described in EPCU Manual.

No Break Power Supply	LBC.	30 kVA

	Spacecraft Filling Building (Hazardous Preparations Facilities or HPF)	20 kVa

	Launch Pad & BAF	20 kVA

Standard MGSE	As described in EPCU Manual

Calibration Equipment	As described in EPCU Manual

Storage	Any storage of equipment during the Campaign

Propellant storage provided for a duration starting two months before the launch campaign until one month after Launch.

- ARIANESPACE PROPRIETARY -	V-3

Part 5 – SPACEWAY-3

1.3  Communication Links

The following communication services between the different Spacecraft preparation facilities will be provided for the duration of a standard campaign (including technical assistance for connection, validation and permanent monitoring):

Service	Type	Remarks

RF - Link	S/C/Ka band	1TM / 1TC through optical fiber

Baseband Link	S/C/Ka band	2 TM / 2TC through optical fiber

Data Link	Romulus Network, V11 and V24	For COTE monitoring & remote control

Ethernet	Planet Network, 10 Mbits/sec	3 VLAN 

Umbilical Link	Copper lines	2x37 Pins for S/C umbilical & 2x37 Pins for Auxiliary Equipment (as per MUA 5 §5.5)

Internet	ADSL	4 connections 

Closed Circuit TV		As necessary

Intercom System		As necessary

Paging System		5 beepers 

CSG Telephone		As necessary

International Telephone Links Œ	With Access Code	As necessary

ISDN (RNIS) Links	Subscribed by CUSTOMER	Routed to dedicated CUSTOMER’s working zone

Facsimile in offices Œ		2

Video Conference Œ	Shared with other users	As necessary

Œ Traffic to be paid, at cost, on CSG invoice after the campaign.

 To be shared between the CUSTOMER and its subcontractors

1.4   Analyses

Service	Type	Remarks

Chemical Analyses	Propellant except Xenon	[***]

	Gas & fluids particles	[***]

	Clean room organic deposit	Continuous, one weekly report

Particle Count	Clean room monitoring	Continuous, one weekly report

- ARIANESPACE PROPRIETARY -	V-4

Part 5 – SPACEWAY-3

1.5  Operations

Service	Type	Remarks

S/C Weighing	Weighing performed by CSG (equipment and personnel)	Available as option

	Calibrated weights	Available as necessary

Spacecraft Adapter Fit-Check	Mechanical and / or electrical	Performed in Kourou at the beginning of the launch campaign

Spacecraft Additional Ventilation	Specific ventilation of the spacecraft batteries through two auxiliary tooling doors in the fairing	In the Final Assembly Building, from encapsulation until the day before the Launch Vehicle transfer to the launch pad

1.6  Fluid Deliveries

Fluid	Type	Quantity

GN2	NSO dedicated local network)	As necessary available at 190 bar

GHe	NSS dedicated local network	As necessary available at 350 bar or 180 bar

LN2		As necessary

IPA	MOS-SELECTIPUR	As necessary

Water	Demineralized	As necessary

Any requirement different from the standard fluid delivery (different fluid specification or specific use) is subject to negotiation.

1.7  Additional Services (included in price)

No-Break power	10 UPS 1.4 kVA at S1 or S5 offices for CUSTOMER PCs

Campaign Secretary Œ	Option selected

Copy machines	2 in S1 or S5 Area (1 for secretarial duties, 1 for extensive reproduction); paper provided

Technical photos and film processing	As required

Video transmission	Available as option

Launch Campaign DVD	Launch Campaign and launch coverage (NTSC)

Œ Bilingual (English – French)

- ARIANESPACE PROPRIETARY -	V-5

Part 5 – SPACEWAY-3

1.8  Miscellaneous

Room Reservation	Recommended in Kourou hotels at CUSTOMER’s request (cancellation charges, if any, under CUSTOMER’s responsibility), through Free-Lance Service support.

CUSTOMER and S/C Contractor Assistance	For other housing, rental cars, flight reservations, banking, off-duty & leisure activities through Free-Lance Service support.

2 Options Price Catalogue

In addition, the following options may be ordered by the CUSTOMER:

Prices are given in thousands of Euro (k€), on a firm fixed price basis, for a Launch in [***].

Optional Services	Ref. #	Price (k€)	Latest date for option request (in months)
A – Launch Vehicle Hardware

Redundant pyrotechnic command delivered by VEB to Spacecraft system (one triple command, current > 3A or > 5A)	A 10	[***]	[***]

Redundant electrical command delivered by VEB to spacecraft (one)	A 11	[***]	[***]

Dry loop command delivered by VEB to spacecraft (one)	A 12	[***]	[***]

Spacecraft GN2, purge	A 13	[***]	[***]

Specific access door	A 14	[***]	[***]

B – Mission Analysis

Any additional Mission Analysis study or additional flight program requested or due to any change induced by CUSTOMER :

Preliminary CLA	B 10	[***]	[***]

Preliminary trajectory and separation analysis	B 11	[***]	[***]

Preliminary EMC analysis	B 12	[***]	[***]

Re-run final CLA	B 13	[***]	[***]

Re-run final trajectory and separation analysis	B 14	[***]	[***]

Final EMC analysis	B 15	[***]	[***]

Re-run Thermal analysis	B 16	[***]	[***]

Additional flight program	B 17	[***]	[***]

- ARIANESPACE PROPRIETARY -	V-6

Part 5 – SPACEWAY-3

Optional Services	Ref. #	Price (k€)	Latest date for option request (in months)
C – Interface Tests

Note : Any loan or purchase of equipment (adapter, clamp-band, bolts, separation pyro set) can be envisaged and is subject to previous test plan acceptance by ARIANESPACE.

Fit-check (mechanical/electrical) with ground test hardware at CUSTOMER premises, including:	C 10	[***]	[***]

Loan of:

Flight standard adapter, mechanically and electrically equipped

Flight standard separation system

Set of ground bolts

Associated ground support equipment

ARIANESPACE support for interface test (4 days max.). Equipment transport and personnel travel expenses, corresponding to the incurred cost, will be invoiced to the CUSTOMER.

Fit-check (mechanical/electrical) with ground test hardware in Kourou, including:	C 11	[***]	[***]

Loan of :

Flight standard adaptor, mechanically and electrically equipped

Flight standard separation system

Set of ground bolts

Associated ground support equipment

Fit-check (mechanical/electrical) with ground test hardware at CUSTOMER premises, including:	C 15	[***]	[***]

Loan of :

Flight standard adaptor, mechanically and electrically equipped

Flight standard separation system

Set of ground bolts

- ARIANESPACE PROPRIETARY -	V-7

Part 5 – SPACEWAY-3

Associated ground support equipment

Pyrotechnic test hardware

Spares

• Supply of consumable material for one test (separation system) :

Set of igniters

Set of bolt cutters or pin pullers

Set of flight bolts

Set of clamp-band catchers

ARIANESPACE support for interface test (4 days max.). Equipment transport and personnel travel expenses, corresponding to the incurred cost, will be invoiced to the CUSTOMER.

Optional Services	Ref. #	Price (k€)	Latest date for option request (in months)
D – Range Operations and services

Campaign extension above the contractual duration

Per day :	D 10	[***]	[***]

Additional shipment of spacecraft Ground Support Equipment from Cayenne to CSG, one way (see conditions in the General Range Support description) per trailer of 1 to 3 10-ft pallets or containers:	D 11	[***]	[***]

Extra working shift for S/C and equipment arrival

Per shift (8 hours) :	D 12	[***]	[***]

Extra working shift, before beginning of hazardous operations in HPF:

Per shift (8 hours) :	D 13	[***]	[***]

Extra working shift, after beginning of hazardous operations in HPF :

Per shift (8 hours) :	D 14	[***]	[***]

- ARIANESPACE PROPRIETARY -	V-8

Part 5 – SPACEWAY-3

Chemical analysis for propellant except Xenon	D 15	[***]	[***]

Chemical analysis for gas & particles	D 16	[***]	[***]

Spacecraft weighing	D 18	[***]	[***]

Campaign Secretary Œ	D 19	[***]	[***]

Technical photos	D 20	[***]	[***]

Film processing	D 21	[***]	[***]

Transmission of TV Launch coverage to Paris	D 22	[***]	[***]

Transmission of TV Launch coverage to the point of reception requested by CUSTOMER	D 23	[***]	[***]

Œ Bilingual (English – French)

Optional Services	Ref. #	Price (k€)	Latest date for option request (in months)
E – Quality Reporting

A dedicated access right and adequate visibility on the Quality Assurance (QA) system can be given through the steps listed below :	E 10	192	At contract signature

Quality System Presentation

A Quality System Presentation (QSP) is included in the agenda of the Contractual Kick-off Meeting. This general presentation explicitly reviews the Product Assurance provisions defined in the ARIANESPACE QUALITY MANUAL.

Quality Status Meeting:

A specific Quality Status Meeting (QSM) may be organized about 12 months before the Launch with special emphasis on major quality and reliability aspects (including failure reporting), relevant to the CUSTOMER Launch Vehicle batch. In addition, visits to main contractor’s facilities may be organized, if necessary.

Quality Status Review

A Quality Status Review (QSR) may be organized about four months before the Launch to review the CUSTOMER Launch Vehicle hardware.

- ARIANESPACE PROPRIETARY -	V-9

Part 5 – SPACEWAY-3

In the same time frame, and if necessary, special assistance is provided to the CUSTOMER to facilitate his understanding of the ARIANE Quality Documentation that builds up progressively.

The information given to the CUSTOMER is subject to the confidentiality provisions described in Article 16 of the Agreement.

3  Options ordered by the CUSTOMER

In addition to the deliverables in the GRS, the following options have been ordered by the CUSTOMER:

Prices are given in thousands of Euro (k€), on a firm fixed price basis, for a Launch in [***].

Optional N°	Item	Price (k€)	Terms of Payment

- ARIANESPACE PROPRIETARY -	V-10